Exhibit 99.01

MANAGEMENT'S DISCUSSION AND ANALYSIS

Northern States Power Company, a Minnesota corporation (the Company), has two significant subsidiaries: Northern States Power Company, a Wisconsin corporation (the Wisconsin Company), and NRG Energy, Inc., a Delaware corporation (NRG). The Company also has several other subsidiaries, including Viking Gas Transmission Company (Viking), Energy Masters International, Inc. (EMI), which changed its name from Cenerprise, Inc., effective Sept. 1, 1997, and Eloigne Company (Eloigne). The Company and its subsidiaries collectively are referred to herein as NSP.

FINANCIAL OBJECTIVES AND RESULTS

NSP's financial objectives are:

* TO PROVIDE INVESTOR RETURNS IN THE TOP ONE-FOURTH OF THE UTILITY INDUSTRY AS MEASURED BY A THREE-YEAR AVERAGE RETURN ON EQUITY. NSP's average return on common equity for the three years ending in 1997 was
         12.0 percent. Based on a three-year average, this return places NSP below the top one-fourth of the industry, which was approximately 12.7 percent, and above the median three-year industry average of approximately 11.3 percent. The total return to investors (measured by dividends plus stock price appreciation) on NSP common stock for the most recent five-year period averaged 12.4 percent per year. For the same period, the total return for the electric industry averaged 10.7 percent. NSP's stock price rose 27.0 percent over the year, well above the 22.1 percent average increase of other utilities rated AA by Standard & Poor's (S&P).

* TO INCREASE DIVIDENDS ON A REGULAR BASIS AND MAINTAIN A LONG-TERM AVERAGE PAYOUT RATIO IN THE RANGE OF 65 TO 75 PERCENT. NSP has increased its dividend for 23 consecutive years. In June 1997, NSP's annualized common dividend rate was increased by 6 cents per share, or
         2.2 percent, from $2.76 to $2.82. The dividend payout ratio was 89.4 percent in 1997, above the objective range due to the unusual events that adversely affected NSP's earnings in 1997. (See discussion under Results of Operations.) The objective payout ratio is based on long-term earnings expectations.

* TO MAINTAIN LONG-TERM AVERAGE ANNUAL EARNINGS PER SHARE GROWTH OF 5 PERCENT FROM ONGOING OPERATIONS, AS DESCRIBED BELOW. Excluding the nonrecurring items discussed later under Factors Affecting Results of Operations, NSP's earnings per share have grown by an average annual rate of 4.1 percent since 1993.

                                                        1997      1996      1995
     ---------------------------------------------------------------------------
     EARNINGS PER SHARE FROM ONGOING OPERATIONS        $3.54      $3.82    $3.69
     Earnings (losses) from nonrecurring items          (.33)               0.22
     ---------------------------------------------------------------------------
     Total earnings per share                          $3.21      $3.82    $3.91
     ===========================================================================


* TO PROVIDE AT LEAST 20 PERCENT OF NSP EARNINGS FROM NRG BUSINESSES BY THE YEAR 2000. NRG expects to meet this goal through the growing profitability of existing businesses and the addition of new businesses. Businesses owned by NRG provided 39 cents, or 11 percent, of NSP's earnings per share from ongoing operations in 1997, and 29 cents, or 7.6 percent, of NSP's earnings per share from ongoing operations in 1996.

* TO MAINTAIN CONTINUED FINANCIAL STRENGTH WITH A AA RATING FOR UTILITY BONDS. The Company's first mortgage bonds continued to be rated AA by Fitch Investors Service, Inc. In October 1997, S&P's raised NSP's bond rating to AA, as a part of an industry re-evaluation. In July 1997, Moody's Investors Services (Moody's) upgraded its rating on NSP's first mortgage bonds to Aa3. Moody's rating action reflects NSP's progress in satisfying legislative requirements associated with spent-fuel storage at Prairie Island and various other factors. Moody's also cited NSP's healthy competitive position and strong financial condition. Duff & Phelps, Inc. raised the Company's bond rating to AA in February 1998. First mortgage bonds issued by the Wisconsin Company carry comparable ratings. NSP's pretax interest coverage ratio for utility operations, based on income excluding Allowance for Funds Used During Construction
         (AFC), was 3.5 in 1997. A capital structure consisting of 46.7 percent common equity at year-end 1997 contributes to NSP's financial flexibility and strength.

BUSINESS STRATEGIES

NSP's mission is to be a recognized leader in the energy industry by increasing the value provided to our customers with energy-related products and services. We will utilize the skills and talents of our people to thrive in a dynamic and competitive energy environment that provides increased value for our customers and shareholders and significant growth opportunities for our company. Strategies to achieve this mission include:

* EXCEEDING CUSTOMER REQUIREMENTS. Anticipate and exceed customer requirements by balancing costs, benefits and expectations to maximize value for each customer.

* IMPROVE COMPETITIVENESS. Achieve and maintain best quartile status in the service and price of providing our electric and gas products.

* SUPPORT EMPLOYEES. Gain competitive advantage by fully utilizing the diversity, skills and talents of our people.

* SUPPORT THE COMMUNITY AND THE ENVIRONMENT. Preserve and enhance NSP's name and reputation by protecting the environment and helping to meet the social and economic needs of the community, thereby contributing to the growth of the community and creating support for our business requirements.

* GROW THE BUSINESS PROFITABLY. Build on our core businesses, subsidiaries and strategic acquisitions to profitably grow our company, enhance shareholder value and excel in a dynamic industry environment.

FINANCIAL REVIEW

The following discussion and analysis by management focuses on those factors that had a material effect on NSP's financial condition and results of operations during 1997 and 1996. It should be read in conjunction with the accompanying Financial Statements and Notes thereto. Trends and contingencies of a material nature are discussed to the extent known and considered relevant. Material changes in balance sheet items are discussed below and in the accompanying Notes to Financial Statements.

Except for the historical information contained herein, the matters discussed in the following discussion and analysis are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate," "estimate," "expect," "objective," "possible," "potential" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; the items discussed under "Factors Affecting Results of Operations"; and the other risk factors listed from time to time by the Company in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.01 to the Company's 1997 report on Form 10-K.

RESULTS OF OPERATIONS

1997 COMPARED WITH 1996 AND 1995

NSP's 1997 earnings per share from ongoing operations (assuming dilution) were $3.54, down 28 cents, or 7.3 percent, from the $3.82 earned in 1996 and down 15 cents, or 4.1 percent, from the $3.69 earned in 1995. NSP's total earnings per share (assuming dilution), including nonrecurring transactions in 1997 and 1995 (as discussed later), were $3.21 in 1997, $3.82 in 1996 and $3.91 in 1995.
Nonrecurring transactions in 1997 include the write-off of costs incurred prior to the termination of NSP's proposed merger with Wisconsin Energy Corporation
(WEC) and NRG's write-down of a cogeneration project.

Regulated utility businesses generated earnings of $3.24 per share from ongoing operations in 1997, $3.58 in 1996 and $3.41 in 1995. Earnings from ongoing regulated operations were lower in 1997, primarily due to higher utility operations, maintenance and depreciation expenses, the impacts of less favorable weather, and dilutive effects of stock issuances. Partially offsetting these earnings decreases were growth in electric sales and reduced administrative costs.

Nonregulated businesses generated earnings from ongoing operations of 30 cents per share in 1997, 24 cents in 1996 and 28 cents in 1995. Nonregulated earnings increased in 1997 primarily due to higher NRG earnings from new projects, including tax credits. Increased financing costs at NRG and losses incurred by EMI partially offset these increases.

UTILITY OPERATING RESULTS

ELECTRIC REVENUES Sales to retail customers, which account for more than 90 percent of NSP's electric revenue, increased 1.5 percent in 1997 and 1.0 percent in 1996. Sales in 1997 included unfavorable weather impacts compared with normal average temperatures, and sales in 1996 and 1995 included favorable weather impacts compared with normal average temperatures, with the retail sales impact for 1996 being less favorable than it was in 1995. Total electric sales volumes increased 0.6 percent in 1997 and decreased 3.0 percent in 1996. Lower sales volumes to other utilities in 1997 and 1996 and the loss of several municipal power customers in 1995 and 1996 partially offset the retail sales growth in 1997 and contributed to the 1996 decrease.

On a weather-adjusted basis, retail electric sales volumes are estimated to have increased 2.6 percent in 1997 and 1.5 percent in 1996. Retail electric sales growth for 1998 is estimated to be 2.0 percent over 1997, or 1.5 percent, on a weather-adjusted basis.

Sales volumes to other utilities decreased 5.2 percent in 1997, while revenues increased in 1997 (as shown in the following table). Constraints on NSP's system due to unscheduled plant outages and storms (as discussed later) contributed to the decrease in volumes in 1997, while higher market prices due to market conditions contributed to the revenue increase in 1997. Market conditions and regional transmission system constraints contributed to the sales decrease in 1996.

The table below summarizes the principal reasons for the electric revenue changes during the past two years:

(Millions of dollars)                            1997 VS. 1996     1996 vs. 1995
--------------------------------------------------------------------------------
Retail sales growth (excluding weather impacts)          $47            $ 29
Estimated impact of weather on retail sales volume       (23)            (15)
Sales to other utilities                                  14             (20)
Municipal power sales                                     (6)            (15)
Conservation cost recovery                                10              13
Fuel cost recovery                                        31             (10)
Other rate changes                                        (1)             (5)
Transmission and other electric revenues                  19               8
--------------------------------------------------------------------------------
    Total revenue increase (decrease)                    $91            $(15)
================================================================================

ELECTRIC PRODUCTION EXPENSES Fuel expense for electric generation in 1997 increased $8.8 million, or 2.9 percent, compared with a decrease of $24.5 million, or 7.5 percent, in 1996. The 1997 increase is primarily due to higher average fossil fuel prices, mainly reflecting the increased use of higher-cost plants due to plant outages and transmission line and plant limitations, as discussed later. In 1997, management decided to take the Company's Monticello nuclear generating plant, a baseload plant, out of service to accelerate implementation of a design change originally planned for 1998. In addition, during the summer of 1997, portions of transmission lines connecting two of NSP's baseload generating plants, the Monticello nuclear and Sherco fossil plants, to the Minneapolis-St. Paul metro area were damaged by storms. Until repairs were completed later in 1997, the Company's generating and transmission capabilities were temporarily reduced. As a result, NSP increased generation at its more expensive peaking plants and purchased more power to meet 1997 sales requirements. The 1996 decrease was primarily due to lower average fuel costs resulting from a new coal transportation contract in July 1995, and lower plant output caused by decreased electric sales, planned maintenance outages and conversion of two plants to peaking status.

Purchased power costs increased $42.7 million, or 17.5 percent, in 1997 after decreasing $4.1 million, or 1.7 percent, in 1996. The 1997 increase was primarily due to higher purchases, higher average market prices and higher demand expenses. The higher purchases were a result of lower plant availability due to the unplanned nuclear plant outage and storms, as discussed previously, and higher 1997 sales requirements. The 1996 decrease primarily was due to lower demand expenses.

GAS REVENUES The majority of NSP's retail gas sales are categorized as firm (primarily heating customers) and interruptible (commercial/industrial customers with an alternate energy supply). Firm sales in 1997 decreased 10.8 percent compared with 1996 sales, while firm sales in 1996 increased 13.2 percent compared with 1995 sales. The decrease in 1997 was primarily due to the impacts of favorable weather in 1996 and unfavorable weather in 1997, partially offset by sales growth. The increase in 1996 primarily was due to strong sales growth and favorable impacts of weather.

On a weather-adjusted basis, firm gas sales are estimated to have increased 2.2 percent in 1997 and increased 5.1 percent in 1996. The firm sales increase in 1997 was partially offset by lost gas sales as a result of flooding in the Grand Forks area. Firm gas sales in 1998 are estimated to be 7.0 percent higher compared with 1997 sales, or 3.3 percent higher on a weather-adjusted basis.

Interruptible sales of gas increased 11.6 percent in 1997 and 3.6 percent in 1996. The increases in both years are the result of favorable gas market prices compared with alternate fuels that caused large interruptible customers with alternate fuel sources to use more natural gas. Other gas deliveries, including Viking sales, increased 0.6 percent in 1997 and 5.3 percent in 1996. Viking gas transmission deliveries to parties other than NSP increased 4.8 percent in 1997 and 7.7 percent in 1996.

The table below summarizes the principal reasons for the gas revenue changes during the past two years:

(Millions of dollars)                            1997 VS. 1996     1996 vs. 1995
--------------------------------------------------------------------------------
  Sales growth (excluding weather impacts)                $13           $ 25
  Estimated impact of weather on firm sales volume        (41)            13
  Purchased gas adjustment clause recovery                 28             52
  Conservation cost recovery and other rate changes        (1)             6
  Transportation and other                                (11)             5
--------------------------------------------------------------------------------

   Total revenue increase (decrease)                     $(12)          $101
================================================================================

COST OF GAS PURCHASED AND TRANSPORTED The cost of gas purchased and transported decreased $4.2 million, or 1.2 percent, in 1997, primarily due to lower gas sendout partially offset by a 6.7 percent increase in the per unit cost of purchased gas. The lower sendout reflects decreased gas sales, as discussed previously, while the increase in cost per unit of purchased gas, occurring mainly in the first quarter of 1997, reflects changes in market conditions. The cost of gas purchased and transported increased $78.7 million, or 30.6 percent, in 1996, primarily due to a 20.5 percent increase in the per unit cost of purchased gas and higher gas sendout. The increase in gas sendout reflects increased gas sales, while the increase in cost per unit of purchased gas reflects changes in market conditions.

OTHER OPERATION, MAINTENANCE AND ADMINISTRATIVE AND GENERAL These expenses, in total, increased by $37.4 million, or 5.9 percent, in 1997, compared with a decrease of $24.9 million, or 3.8 percent, in 1996. The higher costs in 1997 are primarily due to increased operating expenses associated with 1997 business interruptions, higher customer service expenses, increased network transmission service (NTS) costs, as discussed under Factors Affecting Results of Operations, higher scheduled plant maintenance outage expenses and higher technology improvement expenses. Business interruptions in 1997 included flooding in the Company's service area, the unscheduled Monticello plant outage and storm damage to transmission lines. Technology improvements included development of customer information, automated meter reading and other systems, including preparation for the year 2000. These cost increases were partially offset by a $6.9 million decrease in administrative and general expenses, reflecting decreases in insurance and employee benefit costs.

The lower costs in 1996 largely are due to lower administrative and general costs, partly offset by higher scheduled plant maintenance outage expenses and provisions for uncollectible accounts. Administrative and general expenses in 1996 reflect fewer employees and decreases in insurance and claims, employee benefit and other corporate costs. (See Note 8 to the Financial Statements for a summary of administrative and general expenses.)

CONSERVATION AND ENERGY MANAGEMENT Expenses increased in both 1997 and 1996 mainly due to higher amortization levels of deferred electric and gas conservation and energy management program costs. Higher cost levels in 1996 also include the effects of expensing currently (rather than amortizing over a period of time) new conservation expenditures beginning in 1996. These higher amortization and cost levels are recovered concurrently through retail rate adjustment clauses in the Company's Minnesota jurisdiction, which are discussed later under Factors Affecting Results of Operations.

DEPRECIATION AND AMORTIZATION The increases in 1997 and 1996 reflect higher levels of depreciable plant, including new information systems and equipment in 1997 and 1996 with relatively short useful lives. Information technology improvements are expected to continue in 1998.

PROPERTY AND GENERAL TAXES Property and general taxes decreased in 1997 and 1996, primarily due to lower property tax rates partially offset by increases due to property additions.

UTILITY INCOME TAXES The variations in income taxes primarily are attributable to fluctuations in taxable income and changes to effective tax rates. (See Note 7 to the Financial Statements for a detailed reconciliation of the statutory tax rate to NSP's effective tax rate.)

NONOPERATING ITEMS RELATED TO UTILITY BUSINESSES

MERGER COSTS In May 1997, NSP and WEC mutually terminated their plans to merge. NSP's earnings for 1997 include a pretax charge to nonoperating expense of $29 million, or 25 cents per share, to write off its cumulative merger-related costs incurred. This charge is being reported as a nonrecurring item outside of earnings from ongoing operations.

UTILITY FINANCING COSTS Interest costs recognized for NSP's utility businesses, including amounts capitalized to reflect the financing costs of construction activities, were $120.3 million in 1997, $123.1 million in 1996 and $123.4 million in 1995. The 1997 decrease is due primarily to lower average short-term borrowing levels, and the retirement of $100 million of first mortgage bonds in October 1997. The slight 1996 decrease is largely due to lower interest costs on variable rate long-term debt, partially offset by higher average short-term borrowing levels. The average short-term debt balance was $208.3 million in 1997, $265.4 million in 1996 and $208.7 million in 1995. In addition to interest expense, beginning in 1997, financing costs of NSP's utility businesses include distributions on redeemable preferred securities.

NONREGULATED BUSINESS RESULTS

NSP's nonregulated operations include diversified businesses such as NRG's businesses, which are primarily independent power production, commercial and industrial heating and cooling, and energy-related refuse-derived fuel production. In addition, EMI's primary business is energy sales and service. NSP also has investments in affordable housing projects through Eloigne and several income-producing properties through other subsidiaries. Due to the nature of these nonregulated businesses, NSP anticipates that the earnings from nonregulated operations will experience more variability than regulated utility businesses. As discussed below and shown in Note 8 to the Financial Statements, NSP's nonregulated earnings for these periods are experiencing such variability.

The following summarizes the earnings contributions of NSP's nonregulated businesses:

CONTRIBUTION TO NSP'S EARNINGS PER SHARE
                                                   1997         1996       1995
--------------------------------------------------------------------------------
     NRG:
       Ongoing operations                         $0.39        $0.29      $0.24
       Nonrecurring items                         (0.08)        0.00       0.22
     Eloigne                                       0.06         0.05       0.02
     EMI                                          (0.15)       (0.12)     (0.02)
     Seren Innovations                            (0.02)         .00        .00
     Other (1)                                     0.02         0.02       0.04
-------------------------------------------------------------------------------
       Total                                      $0.22        $0.24      $0.50
===============================================================================

 (1)  Includes NSP-owned refuse-derived fuel operations managed by NRG

NRG

NRG's earnings from ongoing operations (excluding the nonrecurring transaction discussed later) increased in 1997, compared with 1996, primarily due to income from new projects, including tax credits. New projects contributing to NRG's earnings increase include: Bolivian Power Company Ltd. (COBEE); Pacific Generation Company (PGC); the Schkopau power generating facility in Germany, which began operation in July 1996; and the Australian State of Victoria's Loy Yang A power plant in which NRG, through affiliates, purchased a 25.37 percent interest in May 1997. NRG's landfill gas subsidiary, NEO, has entered into projects in 1996 and 1997 that are generating higher levels of energy tax credits. Also contributing to NRG's increased earnings were the gains on the sale of equity interests in two projects late in 1997. Higher interest costs due to the $250 million senior notes issued in mid-1997 partially offset the increased earnings. NRG's earnings in 1997 were adversely affected by declines in the value of the Australian dollar and German deutsche mark in relation to the U.S. dollar. Had exchange rates throughout 1997 stayed the same as the beginning of the year, NRG's 1997 earnings would have been higher by approximately 4 cents per share.

As of year-end 1997, NRG and its partner's effort to restructure the debt of the 58-megawatt Sunnyside cogeneration project in Utah was not successful. Due to a lack of progress in restructuring the project's debt, NRG recorded a nonrecurring expense of 8 cents per share to write down its investment in the Sunnyside project late in 1997. This write-down reduced income from nonregulated businesses before interest and taxes by $9 million for 1997 and is considered a nonrecurring item.

Excluding the nonrecurring items discussed later, NRG's earnings from ongoing operations increased in 1996, compared with 1995, due primarily to higher equity in earnings of projects. Equity in earnings of projects increased in 1996, primarily due to first-time earnings from Schkopau and NRG Generating (U.S.) Inc. and higher income from Scudder Latin American Power Projects. These earnings were partially offset by lower equity earnings from the MIBRAG project. Equity in earnings from MIBRAG decreased, primarily due to an expected decline in heating briquette and coal sales. NRG's earnings from ongoing operations were higher in 1996, as compared with 1995, despite experiencing an increased level of business development costs in 1996 as it pursued several international and domestic projects. Until there is substantial assurance that a project in development will come to financial closure, such costs are expensed.

NRG's earnings for 1995 included two nonrecurring items that added 22 cents to 1995 earnings. A gain of approximately 26 cents per share was recorded for a power sales contract termination settlement, which was partially offset by a domestic energy project write-down of 4 cents per share.

Further information on NRG's financial results may be obtained from NRG's annual report on Form 10-K filed with the SEC.

EMI

EMI's losses for 1997 were higher than 1996, primarily due to losses incurred by EMI's gas marketing joint venture, Enerval, the partial write-down of EMI's investment in Enerval, and increased expenses related to combining operations with Energy Solutions International, Inc. (ESI) and Energy Masters Corporation
(EMC), both purchased by EMI in July 1997. These increased losses were partially offset by increased operating margins, primarily due to the curtailment of gas trading activity in the second quarter of 1996, which had negatively impacted operating margins during the first half of 1996. EMI is currently in the process of evaluating proposals for the sale of its interest in Enerval and expects to finalize the sale during the first quarter of 1998. EMI's investment in and advances to Enerval have been written down to an estimate of their net realizable value.

EMI's earnings for 1996 decreased, compared with 1995, largely due to price volatility in the gas market, which adversely affected earnings from Enerval, and losses incurred from the gas trading business.

OTHER

Eloigne's earnings have continued to grow in 1997 and 1996 due to investments in new affordable housing projects. NSP's new communications and data services subsidiary, Seren Innovations, experienced a loss in its first year, 1997, as it focused on development of its products and services.

FACTORS AFFECTING RESULTS OF OPERATIONS

NSP's results of operations during 1997, 1996 and 1995 primarily were dependent upon the operations of the Company's and Wisconsin Company's utility businesses, consisting of the generation, transmission, distribution and sale of electricity, and the distribution, transportation and sale of natural gas. NSP's utility revenues depend on customer usage, which varies with weather conditions, general business conditions, the state of the economy and the cost of energy services. Various regulatory agencies approve the prices for electric and gas service within their respective jurisdictions. In addition, NSP's nonregulated businesses are contributing to NSP's earnings. The historical and future trends of NSP's operating results have been and are expected to be affected by the following factors:

REGULATION NSP's utility rates are approved by the Federal Energy Regulatory Commission (FERC) and state regulatory commissions in Minnesota, North Dakota, South Dakota, Wisconsin and Michigan. Rates are designed to recover plant investment and operating costs and an allowed return on investment, using an annual period upon which rate case filings are based. NSP requests changes in rates for utility services as needed through filings with the governing commissions. The rates charged to retail customers in Wisconsin are reviewed and adjusted biennially. Because comprehensive rate changes are not requested annually in Minnesota, NSP's primary jurisdiction, changes in operating costs can affect NSP's earnings, shareholders' equity and other financial results. Except for Wisconsin electric operations, NSP's retail rate schedules provide for cost-of-energy and resource adjustments to billings and revenues for changes in the cost of fuel for electric generation, purchased energy, purchased gas, and, in Minnesota, conservation and energy management program costs. For Wisconsin electric operations, where cost-of-energy adjustment clauses are not used, the biennial retail rate review process and an interim fuel cost hearing process provide the opportunity for rate recovery of changes in electric fuel and purchased energy costs in lieu of a cost-of-energy adjustment clause. In addition to changes in operating costs, other factors affecting rate filings are sales growth, conservation and demand-side management efforts and the cost of capital.

As discussed in Note 1 to the Financial Statements, regulated public utilities are allowed to record as assets certain costs that would be expensed by nonregulated enterprises, and to record as liabilities certain gains that would be recognized as income by nonregulated enterprises. If deregulation or other changes in the regulatory environment occur, NSP may no longer be eligible to apply this accounting treatment and may be required to eliminate such regulatory assets and liabilities from its balance sheet. Such changes could have a material adverse effect on NSP's results of operations in the period the write-off is recorded. At Dec. 31, 1997, NSP reported on its balance sheet approximately $212 million and $129 million of regulatory assets and liabilities, respectively, that would need to be recognized in the income statement in the absence of regulation. Included in these regulatory assets are $87 million of conservation expenditures that are anticipated to be substantially recovered by the year 2000 based on accelerated recovery available through resource adjustment clauses to customer rates, as discussed previously. In addition to a potential write-off of regulatory assets and liabilities, deregulation and competition (as discussed later) may require recognition of certain "stranded costs" not recoverable under market pricing. NSP currently is recovering its costs in all regulated jurisdictions and does not expect to write off to expense any "stranded costs" unless and until market price levels change, or unless cost levels increase above market price levels.

RATE FILINGS On Dec. 2, 1997, the Company filed a natural gas rate case seeking an annual rate increase of approximately $18.5 million for retail customers in Minnesota. An interim rate increase totaling $13.9 million on an annual basis has been approved, subject to refund, effective Feb. 1, 1998.

On Nov. 14, 1997, the Wisconsin Company filed retail electric and natural gas rate cases for Wisconsin customers requesting that the rate changes become effective during the second quarter of 1998. The Wisconsin Company is seeking an annual increase in retail electric rates of approximately $12.7 million and an annual decrease in retail natural gas rates of approximately $1.7 million.

On February 17, 1998, NSP filed a rate application with the FERC to update its rates for point to point transmission service. As filed, the proposed rates increase annual transmission revenues by approximately $4 million. In addition, the filing is expected to support reductions in NSP's NTS costs, as discussed later.

COMPETITION The Energy Policy Act of 1992 (the Act) has been a catalyst for comprehensive and significant changes in the operation of electric utilities, including increased competition. The Act's reform of the Public Utility Holding Company Act of 1935 (PUHCA) promoted creation of wholesale nonutility power generators and authorized the FERC to require utilities to provide wholesale transmission services to third parties. The legislation allows utilities and nonregulated companies to build, own and operate power plants nationally and internationally without being subject to restrictions that previously applied to utilities under the PUHCA. NSP plans to continue its efforts to be a competitively priced supplier of electricity and an active participant in the competitive market for electricity.

In 1996, the FERC issued Orders No. 888 and 889, which have had a significant impact on wholesale electric markets by giving competitors the ability to transmit electricity through utilities' transmission systems. Order No. 888 granted nondiscriminatory access to transmission service. Order No. 889 ensures a fair market by imposing standards of conduct on transmission system owners, by requiring separation of the wholesale power supply ("merchant") function from the transmission system operation function and by mandating the posting of transmission availability and pricing information on an electronic bulletin board. These new open access rules became effective in 1996 and 1997. In 1997, the FERC issued clarifying final orders in response to rehearing requests by numerous market participants regarding Orders No. 888 and 889. These FERC clarifying final orders are currently being appealed in federal court. NSP has made transmission filings with the FERC and believes it is taking the proper steps to comply with the new rules as they become effective. NSP continues to be generally supportive of the FERC's efforts to increase competition.

In compliance with FERC Orders No. 888 and 889, NSP has separated personnel who perform the merchant function, which includes power and energy marketing and trading, from personnel who perform the transmission system operation function. In 1997, NSP's merchant function, NSP Energy Marketing, expanded its power trading to focus on new market opportunities created by open transmission access. NSP is also developing risk management practices to respond to the rapidly growing electric commodity market. In addition, a significant effort was put forth in 1997 to enter current and all new requests for transmission service into the electronic bulletin board, as directed by FERC Order No. 889 and supported by NSP.

The FERC Order No. 888 requires utilities to offer, among other services, Network Transmission Service (NTS) to qualifying customers. Under NTS, NSP and other qualifying regional utilities share the total annual costs of operating and maintaining the regional transmission network that NSP uses, net of related network revenues, based on each company's share of the total network load. The transmission tariff filed with the FERC is used as the cost basis for FERC-regulated utilities in determining NTS rates. In 1997, NSP conducted a review of information received from other participating utilities and commenced settlement negotiations with these utilities regarding the final amount of NTS costs to be paid by NSP for 1997. Based on this review and discussion, NSP concluded that its net NTS costs for 1997 were less than the $27 million previously estimated. NSP recorded a liability for what management believes is a reasonable estimate of the net NTS costs for 1997. NSP expects that its transmission tariff filing and settlement negotiations will result in lower NTS costs in 1998.

Some states have begun to allow retail customers to choose their electricity supplier, and many other states are considering retail access proposals. NSP believes that retail competition will result in more innovative services and lower prices for all consumers if the transition is managed in a thoughtful manner. NSP supports fair and equal treatment for all competitors, recovery of utilities' investments made under traditional regulation and a resolution of property tax issues. NSP supports a plan that would take two or three years to resolve these issues and develop infrastructure, and another two to three years to phase in customers' choice. In 1997, the Minnesota Public Utilities Commission (MPUC) approved a report by its staff that identifies issues that must be resolved before retail competition can begin, but did not approve an action plan or schedule for its implementation. The Minnesota Legislature began studying the issues in 1997 and concluded that another year of study was necessary before any action could be taken. The Public Service Commission of Wisconsin (PSCW) revised its restructuring plan, delaying the start of retail competition another year to 2002. The Michigan Public Service Commission (MPSC) approved a plan to begin offering a choice of suppliers to retail customers in selected markets in 1998. That plan was unsuccessfully challenged by the affected Michigan utilities, and the courts upheld the MPSC's authority to implement retail competition. The timing of regulatory actions regarding restructuring and their impact on NSP cannot be predicted at this time and may be significant.

USED NUCLEAR FUEL STORAGE AND DISPOSAL In 1994, NSP received legislative authorization from the state of Minnesota for the use of 17 casks for temporary spent-fuel storage at the Company's Prairie Island nuclear generating facility. Based on assumptions in the original Certificate of Need granted by the MPUC, the Company previously estimated that 17 casks would allow operation of the Prairie Island facility to continue to 2003. After review of the 1994 legislative authorization which amends the Certificate of Need, and through the use of longer fuel cycles, the Company has determined 17 casks will allow operation of the facility until 2007. The first nine casks have been authorized by the Minnesota Environmental Quality Board (MEQB). The Company had loaded seven of the casks as of Dec. 31, 1997. As a condition of the authorization, the Minnesota Legislature established several resource commitments for the Company, including wind and biomass generation sources, as well as other requirements. The Company has taken steps to fulfill these requirements. The MEQB has terminated an alternative siting process, which had been one of the original legislative requirements.

Regarding permanent fuel storage, in 1996 the Company and other utilities were successful in a lawsuit against the U.S. Department of Energy (DOE) to compel it to fulfill its statutory and contractual obligations to store and dispose of used nuclear fuel as required by the Nuclear Waste Policy Act of 1982. In January 1997, the Company, other utility parties and state parties filed another lawsuit against the DOE, requesting authority to withhold payments to the DOE for the permanent disposal program. In April 1997, the parties filed for additional relief, asking the U.S. Court of Appeals for the District of Columbia (the Court) to order the DOE to take spent nuclear fuel by Jan. 31, 1998. In November, 1997, the Court, in a unanimous ruling, reiterated the unconditional obligation for the DOE to begin acceptance of spent nuclear fuel by Jan. 31, 1998. The Court confirmed this obligation exists under both the statute and the standard contract; however, the Court denied the Company's request for an order directing the DOE to accept spent nuclear fuel by the Jan. 31, 1998 date in the standard contract, finding that the contractual remedies under the standard contract, i.e., damages, may be adequate. The Court also held that the DOE cannot use its own delays or the unavailability of a permanent disposal or temporary storage facility as defense to utilities' actions for damages.

In its November 1997 decision, the Court did not discuss the request to escrow payments to the Nuclear Waste Fund. In December 1997, the DOE petitioned the Court for rehearing. Based on the Court's ruling, NSP and other utilities are currently analyzing claims against the DOE for the costs incurred as a result of the DOE's failure to meet its statutory and contractual obligations. However, it is still unknown when the DOE actually will begin accepting used fuel. Consequently, the Company continues to rely on interim on-site storage facilities. Also, the Company is part of a consortium to establish a private facility for interim storage of used nuclear fuel, the availability of which is uncertain at this time. (See Notes 13 and 14 to the Financial Statements for more information.)

TECHNOLOGY CHANGES FOR THE YEAR 2000 Like many other companies, NSP expects to incur significant costs to modify or replace existing technology, including computer software, for uninterrupted operation in the year 2000 and beyond. In 1996, NSP's Board of Directors approved funding to address development and remediation efforts related to the year 2000. A committee made up of senior management is leading NSP's initiatives to identify year 2000 related issues and remediate business processes as necessary in 1998. Testing of computer software modifications and other remediated processes is scheduled for 1999. NSP is also working with major suppliers so that NSP does not experience business interruptions due to year 2000 issues in the suppliers' business processes. The amount of additional development and remediation costs necessary after 1997 for NSP to prepare for the year

2000 is estimated to be approximately $20 million, expected mainly in 1998. In 1997 and 1996, NSP expensed approximately $2.3 million and $0.6 million, respectively, for this modification effort.

ENVIRONMENTAL MATTERS NSP incurs several types of environmental costs, including nuclear plant decommissioning, storage and ultimate disposal of used nuclear fuel, disposal of hazardous materials and wastes, remediation of contaminated sites and monitoring of discharges into the environment. Because of the continuing trend toward greater environmental awareness and increasingly stringent regulation, NSP has been experiencing a trend toward increasing environmental costs. This trend has caused, and may continue to cause, slightly higher operating expenses and capital expenditures for environmental compliance. In addition to nuclear decommissioning and used nuclear fuel disposal expenses (as discussed in Note 13 to the Financial Statements), costs charged to NSP's operating expenses for environmental monitoring and disposal of hazardous materials and wastes were approximately $31 million in 1997, $31 million in 1996 and $26 million in 1995, and are expected to average approximately $35 million per year for the five-year period 1998-2002. However, the precise timing and amount of environmental costs, including those for site remediation and disposal of hazardous materials, are currently unknown. In each of the years 1997, 1996 and 1995, the Company spent about $19 million, $10 million and $13 million, respectively, for capital expenditures on environmental improvements at its utility facilities. In 1998, the Company expects to incur approximately $18 million in capital expenditures for compliance with environmental regulations and approximately $142 million for the five-year period 1998-2002. These capital expenditure amounts include the costs of constructing used nuclear fuel storage casks. (See Notes 13 and 14 to the Financial Statements for further discussion of these and other environmental contingencies that could affect NSP.)

WEATHER NSP's earnings can be significantly affected by unusual weather. In 1997, warmer-than-normal weather late in the year decreased earnings over a normal year by an estimated 11 cents per share. In 1996, colder-than-normal weather during the heating season increased earnings over a normal year by an estimated 16 cents per share. In 1995, unusual weather, mainly a hot summer, increased earnings over a normal year by an estimated 21 cents per share. The effect of weather is considered part of NSP's ongoing business operations.

IMPACT OF NONREGULATED INVESTMENTS A significant portion of NSP's earnings comes from nonregulated operations, as discussed in the Results of Operations section. NSP expects to continue investing in nonregulated projects, including domestic and international power production projects through NRG, as described under Future Financing Requirements. The nonregulated projects in which NRG has invested carry a higher level of risk than NSP's traditional utility businesses. Current investments in nonregulated projects are subject to competition, operating risks, dependence on certain suppliers and customers, and domestic and foreign environmental and energy regulations. Nonregulated project investments also may be subject to partnership and government actions and foreign government, political, economic and currency risks. Future nonregulated projects will be subject to development risks, including uncertainties prior to final legal closing, in addition to some or all of the previously identified risks. Most of NRG's current project investments (as listed in Note 10 to the Financial Statements) consist of minority interests, and a substantial portion of future investments may take the form of minority interests, which may limit NRG's financial risk and ability to control the development or operation of the projects. In addition, significant expenses may be incurred for projects pursued by NRG that do not materialize. The aggregate effect of these factors creates the potential for volatility in the nonregulated component of NSP's earnings. Accordingly, the historical operating results of NSP's nonregulated businesses may not necessarily be indicative of future operating results.

ACCOUNTING CHANGES The Financial Accounting Standards Board (FASB) has proposed new accounting standards that would require the full accrual of nuclear plant decommissioning and certain other site exit obligations. Material adjustments to NSP's balance sheet would occur upon implementation of the FASB's proposal, which does not currently have a scheduled effective date. However, the effects of regulation are expected to minimize or eliminate any impact on operating expenses and earnings from this future accounting change. (For further discussion of the expected impact of this change, see Note 13 to the Financial Statements.)

USE OF DERIVATIVES Through its nonregulated subsidiaries, NSP uses derivative financial instruments to mitigate the impact of changes in foreign currency exchange rates and natural gas prices, and changes in interest rates on the cost of borrowing. Also, to mitigate the interest rate risk associated with fixed rate debt in a declining interest rate environment, NSP uses interest rate swap agreements to convert fixed rate debt to variable rate debt. (See Notes 1 and 11 to the Financial Statements for further discussion of NSP's financial instruments and derivatives.)

NONRECURRING ITEMS NSP's earnings for 1997 include two significant unusual or infrequently occurring items. As discussed previously, NSP recorded a nonrecurring charge of $29 million, or 25 cents per share, to write off costs previously deferred as a result of the proposed merger with WEC. Also, as discussed in the Nonregulated Business Results section, NRG wrote down a cogeneration project, reducing income from nonregulated businesses before interest and taxes by $9 million, or 8 cents per share.

NSP's earnings for 1995 include two significant unusual or infrequently occurring items. As discussed in the Nonregulated Business Results section, NRG recognized a pretax gain of approximately $30 million, or 26 cents per share, from a power sales contract termination settlement. Partially offsetting this gain was an asset impairment write-down of $5 million before taxes, or 4 cents per share, for a nonregulated domestic energy project.

INFLATION Inflation at its current level is not expected to materially affect NSP's prices to customers or returns to shareholders.

LIQUIDITY AND CAPITAL RESOURCES

1997 FINANCING REQUIREMENTS NSP's need for capital funds primarily is related to the construction of plant and equipment to meet the needs of electric and gas utility customers and to fund equity commitments or other investments in nonregulated businesses. Total NSP utility capital expenditures (including AFC) were $397 million in 1997. Of that amount, $305 million related to replacements and improvements of NSP's electric system and nuclear fuel, and $72 million involved construction of natural gas distribution and transmission facilities. NSP companies invested approximately $591 million in 1997 for equity interests in and loans to nonregulated projects, for the acquisition of existing businesses and for additions to nonregulated property. NRG invested in many energy projects in 1997, including the $149 million purchase of PGC, and several equity investments, the largest of which are listed in Note 10 to the Financial Statements. Eloigne invested in affordable housing projects, including wholly owned properties and limited partnership ventures.

1997 FINANCING ACTIVITY During 1997, NSP's sources of capital included internally generated funds and external financings, as discussed later. The allocation of financing requirements between these capital resources is based on the relative cost of each resource, regulatory restrictions and the constraints of NSP's long-range capital structure objectives.

Funds generated internally from operating cash flows in 1997 remained sufficient to meet working capital needs, debt service, dividend payout requirements and nonregulated investment commitments, as well as to fund a significant portion of construction expenditures. NSP's objective pretax interest coverage ratio for utility operations is 3.5 - 5.0. The utility pretax interest coverage ratio, excluding AFC, was 3.6 in 1997, 4.4 in 1996, and 4.1 in 1995, which falls within the objective range. Internally generated funds from utility operations could have provided financing for more than 100 percent of NSP's utility capital expenditures for 1997 and approximately 90 percent of the $1.9 billion in utility capital expenditures incurred for the five-year period 1993-1997. The pretax interest coverage ratio, excluding AFC, for all NSP operations was 2.8 in 1997, 3.7 in 1996 and 3.8 in 1995. The 1997 decline in the coverage ratio is due to the unusual events that adversely affected NSP's earnings in 1997, as discussed previously in the Results of Operations section, and issuance of new debt by NRG, as discussed later.

NSP had approximately $260 million in short-term borrowings, including $122 million related to NRG, outstanding as of Dec. 31, 1997. Throughout 1997, the Company used short-term borrowings to temporarily finance a portion of utility capital expenditures and provide for other cash needs. NRG's line of credit borrowings were used for the acquisition of PGC and other corporate purposes.

In the utility businesses, during 1997 NSP issued $200 million of 7.875 percent preferred securities through a wholly owned special purpose subsidiary trust and used the proceeds to redeem two preferred stock issues and reduce short-term debt levels. The Company also collateralized $188 million of outstanding pollution control bonds under its first mortgage indenture, and Viking issued $14 million of long-term debt to finance an expansion project.

NSP's 1997 business acquisition, equity investments in nonregulated projects, and construction expenditures were primarily financed through internally generated funds and the issuance of debt by nonregulated subsidiaries. NRG issued $250 million of 7.5 percent unsecured publicly traded Senior Notes in 1997 to support equity requirements for projects currently under way and in development. The Senior Notes were assigned ratings of BBB- by S&P and

Baa3 by Moody's. Project financing requirements, in excess of equity contributions from investors, were satisfied with project debt and loans from NSP's nonregulated businesses (mainly NRG). Project debt associated with many of NSP's nonregulated investments is not reflected in NSP's balance sheet because the equity method of accounting is used for such investments. (See Note 10 to the Financial Statements.) Loans made by NSP to nonregulated projects are reflected separately on the balance sheet as Notes Receivable from Nonregulated Projects.

During 1997, the Company issued 5.6 million shares of common stock. Of these shares, 4.9 million were sold to a group of underwriters in September 1997 at an offering price to the public of $49.5625 per share. The net proceeds to the Company of $237 million were used for general corporate purposes, including the retirement of $100 million of first mortgage bonds that matured Oct. 1, 1997, expenditures for the Company's construction program and the repayment of short-term borrowings. Of the remaining new shares, 0.3 million were issued under the Dividend Reinvestment and Stock Purchase Plan (DRSPP), 0.2 million were issued under the Employee Stock Ownership Plan (ESOP) and 0.2 million were issued under the Executive Long-Term Incentive Award Stock Plan.

FUTURE FINANCING REQUIREMENTS Utility financing requirements for 1998-2002 may be affected in varying degrees by numerous factors, including load growth, changes in capital expenditure levels, rate changes allowed by regulatory agencies, new legislation, market entry of competing electric power generators, changes in environmental regulations and other regulatory requirements. NSP currently estimates that its utility capital expenditures will be $441 million in 1998 and $2.1 billion for the five-year period 1998-2002. Of the 1998 amount, approximately $371 million is scheduled for electric utility facilities and approximately $49 million for natural gas facilities, including Viking. Approval of the $1.25 billion Viking Voyageur Project, a proposed natural gas transmission pipeline, would increase the total gas expenditures approximately $500 million for the five-year period 1998-2002, with yearly expenditures dependent on FERC approval. In addition to utility capital expenditures, expected financing requirements for the five-year period 1998-2002 include approximately $606 million to retire long-term debt and fund principal maturities.

Through its subsidiaries, NSP expects to invest significant amounts in nonregulated projects in the future. Financing requirements for nonregulated project investments will vary depending on the success, timing and level of involvement in projects currently under consideration. NSP's potential capital requirements for nonregulated projects and property are estimated to be approximately $310 million in 1998 and approximately $940 million for the five-year period 1998-2002. These amounts include commitments for NRG investments, as discussed in Note 14 to the Financial Statements, and Eloigne investments of up to $11 million annually in 1998-2002 for affordable housing projects. In addition to the estimated potential investments in nonregulated projects as disclosed above, NSP continues to evaluate opportunities to enhance shareholder returns and achieve long-term financial objectives through investments in projects or acquisitions of existing businesses. These investments could cause significant changes to the capital requirement estimates for nonregulated projects and property. Long-term nonregulated financing may be required for such investments.

The Company also will have future financing requirements for the portion of nuclear plant decommissioning costs not funded externally. Based on the most recent decommissioning study approved by regulators, these amounts are anticipated to be approximately $363 million, and are expected to be paid during the years 2010 to 2022.

FUTURE SOURCES OF FINANCING NSP expects to obtain external capital for future financing requirements by periodically issuing long-term debt, short-term debt, common stock and preferred securities as needed to maintain desired capitalization ratios. Over the long term, NSP's equity investments in nonregulated projects are expected to be financed at the nonregulated subsidiary level, from internally generated funds or the issuance of subsidiary debt. Financing requirements for the nonregulated projects, in excess of equity contributions from project investors, are expected to be fulfilled through project or subsidiary debt. In addition, to provide additional capital to NRG, NSP is considering the public offering of up to 20 percent equity ownership of NRG in late 1998 or 1999. Eloigne expects to finance approximately 60 percent of its estimated five-year investments in affordable housing projects with equity and approximately 40 percent with long-term debt. Decommissioning expenses not funded by an external trust are expected to be financed through a combination of internally generated funds, long-term debt and common stock. The extent of external financing to be required for nuclear decommissioning costs, as discussed above, is unknown at this time.

NSP's ability to finance its utility construction program at a reasonable cost and to provide for other capital needs depends on its ability to meet investors' return expectations. Financing flexibility is enhanced by providing working capital needs and a high percentage of total capital requirements from internal sources, and having the ability to issue long-term securities and obtain short-term credit. NSP expects to maintain adequate access to securities markets in 1998. Access to securities markets at a reasonable cost is determined in large part by credit quality. The Company's first mortgage bonds are currently rated AA by Standard & Poor's Corporation, Aa3 by Moody's Investors Service, Inc., AA by Duff & Phelps, Inc., and AA by Fitch Investors Service, Inc. Ratings for the Wisconsin Company's first mortgage bonds are generally comparable. These ratings reflect the views of such organizations, and an explanation of the significance of these ratings may be obtained from each agency.

The Company's and the Wisconsin Company's first mortgage indentures limit the amount of first mortgage bonds that may be issued. The MPUC and the PSCW have jurisdiction over securities issuance. At Dec. 31, 1997, with an assumed interest rate of 6.75 percent, the Company could have issued about $2.1 billion of additional first mortgage bonds under its indenture, and the Wisconsin Company could have issued about $351 million of additional first mortgage bonds under its indenture.

The Company filed a shelf registration for first mortgage bonds with the SEC in October 1995. Depending on capital market conditions, the Company expects to issue the remaining $300 million of registered, but unissued, bonds over the next several years to raise additional capital or redeem outstanding securities.

The Company's Board of Directors has approved short-term borrowing levels up to 10 percent of capitalization. The Company has received regulatory approval for up to $575 million in short-term borrowing levels and plans to keep its credit lines at or above its average level of commercial paper borrowings. Commercial banks presently provide credit lines of $300 million to the Company and an additional $245 million to subsidiaries of the Company, including a $175 million unsecured revolving bank credit facility available to NRG. NSP credit lines make short-term financing available in the form of bank loans, letters of credit and support for commercial paper for utility operations.

The Company's Articles of Incorporation authorize the maximum amount of preferred stock that may be issued. Under these provisions, the Company could have issued all $500 million of its remaining authorized, but unissued, preferred stock at Dec. 31, 1997, and remained in compliance with all interest and dividend coverage requirements.

The Company's Articles of Incorporation authorize an additional 85.4 million shares of common stock in excess of shares issued at Dec. 31, 1997. In 1996, the Company filed a registration statement with the SEC to provide for the sale of up to 1.6 million additional shares of new common stock under the Company's DRSPP and Executive Long-Term Incentive Award Stock Plan. The Company may issue new shares or purchase shares on the open market for its stock-based plans. (See
Note 3 to the Financial Statements for discussion of stock awards outstanding.) The Company plans to issue new shares for its DRSPP, ESOP and Executive Long-Term Incentive Award Stock plans in 1998. NSP currently has no plans for any general offerings of common stock in 1998 or 1999.

Internally generated funds from utility operations are expected to equal approximately 85 percent of anticipated utility capital expenditures for 1998 and approximately 95 percent of the $2.1 billion in anticipated utility capital expenditures for the five-year period 1998-2002. Internally generated funds from all operations are expected to equal approximately 60 percent and 85 percent of the anticipated total capital requirements for 1998 and the five-year period 1998-2002, respectively. Because NSP has generally been reinvesting foreign cash flows in operations outside the United States, the equity income from foreign investments is not fully available to provide operating cash flows for domestic cash requirements such as payment of NSP dividends, domestic capital expenditures and domestic debt service. Through NRG, NSP is establishing a diverse portfolio of foreign energy projects with varying levels of cash flows, income and foreign taxation to allow maximum flexibility of foreign cash flows in the future.

CONSOLIDATED STATEMENTS OF INCOME


                                                                                        Year Ended Dec. 31
                                                                              ------------------------------------
(Thousands of dollars, except per share data)                                 1997             1996           1995
------------------------------------------------------------------------------------------------------------------
UTILITY OPERATING REVENUES
  Electric                                                              $2 218 550       $2 127 413     $2 142 770
  Gas                                                                      515 196          526 793        425 814
------------------------------------------------------------------------------------------------------------------
   Total                                                                 2 733 746        2 654 206      2 568 584
------------------------------------------------------------------------------------------------------------------

UTILITY OPERATING EXPENSES
  Fuel for electric generation                                             309 999          301 201        325 652
  Purchased and interchange power                                          286 239          243 562        247 699
  Cost of gas purchased and transported                                    331 296          335 453        256 758
  Other operation                                                          368 545          333 010        318 015
  Maintenance                                                              164 542          155 830        158 203
  Administrative and general                                               141 802          148 656        186 147
  Conservation and energy management                                        70 939           69 784         53 466
  Depreciation and amortization                                            325 880          306 432        290 184
  Property and general taxes                                               227 893          232 824        239 433
  Income taxes                                                             144 855          161 410        147 148
------------------------------------------------------------------------------------------------------------------
   Total                                                                 2 371 990        2 288 162      2 222 705
------------------------------------------------------------------------------------------------------------------

UTILITY OPERATING INCOME                                                   361 756          366 044        345 879
------------------------------------------------------------------------------------------------------------------

OTHER INCOME (EXPENSE)
  Income from nonregulated businesses - before interest and taxes           12 078           18 543         49 611
  Allowance for funds used during construction---equity                      6 401            7 595          6 794
  Merger costs                                                             (29 005)
  Other utility income (deductions)---net                                   (2 886)          (1 544)         1 481
  Income taxes on nonregulated operations and nonoperating items            48 145           14 600         (5 080)
------------------------------------------------------------------------------------------------------------------
   Total                                                                    34 733           39 194         52 806
------------------------------------------------------------------------------------------------------------------

INCOME BEFORE FINANCING COSTS                                              396 489          405 238        398 685
------------------------------------------------------------------------------------------------------------------

FINANCING COSTS
  Interest on utility long-term debt                                       101 250          101 177        103 298
  Other utility interest and amortization                                   19 063           21 950         20 151
  Nonregulated interest and amortization                                    34 627           18 834          9 879
  Allowance for funds used during construction---debt                      (10 208)         (11 262)       (10 438)
------------------------------------------------------------------------------------------------------------------
   Total interest charges                                                  144 732          130 699        122 890
  Distributions on redeemable preferred securities of subsidiary trust      14 437
------------------------------------------------------------------------------------------------------------------
   Total Financing Costs                                                   159 169          130 699        122 890
------------------------------------------------------------------------------------------------------------------

NET INCOME                                                                 237 320          274 539        275 795
Preferred Stock Dividends                                                   11 071           12 245         12 449
------------------------------------------------------------------------------------------------------------------
Earnings Available for Common Stock                                       $226 249         $262 294       $263 346
==================================================================================================================

Average Number of Common Shares Outstanding (000's)                         70 297           68 561         67 323
Average Number of Common and Potentially Dilutive Shares Outstanding (000's)70 435           68 679         67 416

EARNINGS PER AVERAGE COMMON SHARE - BASIC                                    $3.22            $3.83          $3.91
EARNINGS PER AVERAGE COMMON SHARE - ASSUMING DILUTION                        $3.21            $3.82          $3.91

Common Dividends Declared per Share                                         $2.805           $2.745         $2.685

------------------------------------------------------------------------------------------------------------------


See Notes to Financial Statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS                                                   Year Ended Dec. 31
                                                                               ------------------------------------
(Thousands of dollars)                                                         1997            1996            1995
-------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                               $237 320        $274 539        $275 795
  Adjustments to reconcile net income to cash from operating activities:
    Depreciation and amortization                                           358 928         335 605         322 296
    Nuclear fuel amortization                                                40 015          45 774          49 778
    Deferred income taxes                                                    (5 902)        (30 561)        (11 076)
    Deferred investment tax credits recognized                              (10 061)         (9 352)         (9 117)
    Allowance for funds used during construction --- equity                  (6 401)         (7 595)         (6 794)
    Undistributed equity in earnings of unconsolidated affiliates            (5 364)        (25 976)        (24 305)
    Undistributed equity in gain from nonregulated contract termination                                     (17 565)
    Write-off of prior year merger costs                                     25 289
    Cash  provided by (used for) changes in certain working capital items
      (see below)                                                            36 117         (58 634)           (791)
    Conservation program expenditures --- net of amortization                (9 207)         (2 854)        (21 668)
    Cash provided by changes in other assets and liabilities                 29 051          23 518          17 234
-------------------------------------------------------------------------------------------------------------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                                   689 785         544 464         573 787
-------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures:
     Utility plant additions (including nuclear fuel)                      (396 605)       (386 655)       (386 022)
     Additions to nonregulated property                                     (35 928)        (25 807)        (14 984)
  Increase (decrease) in construction payables                                2 563          (3 716)        (12 588)
  Allowance for funds used during construction --- equity                     6 401           7 595           6 794
  Investment in external decommissioning fund                               (41 261)        (40 497)        (33 196)
  Equity investments, loans and deposits for nonregulated projects         (395 495)       (299 173)        (55 884)
  Collection of loans made to nonregulated projects                          87 128         116 126           1 766
  Business acquisitions                                                    (159 600)
  Other investments --- net                                                 (15 692)        (15 873)           (998)
-------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR INVESTING ACTIVITIES                                     (948 489)       (648 000)       (495 112)
-------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in short-term debt --- net issuances (repayments)                 (108 023)        152 173         (22 245)
  Proceeds from issuance of long-term debt - net                            299 779         197 824         277 174
  Loan to ESOP                                                                                              (15 000)
  Repayment of long-term debt, including reacquisition premiums            (141 681)        (67 628)       (195 683)
  Proceeds from issuance of preferred securities - net                      193 315
  Proceeds from issuance of common stock - net                              267 965          41 725          56 185
  Redemption  of preferred stock, including reacquisition premiums          (41 278)
  Dividends paid                                                           (207 726)       (198 234)       (191 367)
-------------------------------------------------------------------------------------------------------------------

NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES                        262 351         125 860         (90 936)
-------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                          3 647          22 324         (12 261)
Cash and Cash Equivalents at Beginning of Period                             51 118          28 794          41 055
-------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                  $54 765         $51 118         $28 794
===================================================================================================================

CASH PROVIDED BY (USED FOR) CHANGES IN CERTAIN WORKING CAPITAL ITEMS:
  Customer accounts receivable and unbilled utility revenues                $47 878        $(41 495)       $(66 311)
  Materials and supplies inventories                                         (8 547)         (9 891)         14 290
  Payables and accrued liabilities (excluding construction payables)         (7 342)          1 179          51 316
  Other                                                                       4 128          (8 427)            (86)
-------------------------------------------------------------------------------------------------------------------
    Net                                                                     $36 117        $(58 634)          $(791)
===================================================================================================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest (net of amount capitalized)                                   $144 062        $121 697        $113 705
    Income taxes (net of refunds received)                                 $113 009        $165 146        $131 452

-------------------------------------------------------------------------------------------------------------------

See Notes to Financial Statements.


CONSOLIDATED BALANCE SHEETS                                                                       Dec. 31
                                                                                         ----------------------
(Thousands of dollars)                                                                         1997        1996
---------------------------------------------------------------------------------------------------------------
ASSETS
UTILITY PLANT
  Electric---including construction work in progress:
    1997, $92,302; 1996, $132,705                                                        $6 964 888  $6 766 896
  Gas                                                                                       821 119     750 449
  Other                                                                                     343 950     331 441
---------------------------------------------------------------------------------------------------------------
      Total                                                                               8 129 957   7 848 786
    Accumulated provision for depreciation                                               (3 868 810) (3 611 244)
  Nuclear fuel---including amounts in process:
    1997, $23,381; 1996, $6,916                                                             932 335     892 484
    Accumulated provision for amortization                                                 (832 162)   (792 146)
---------------------------------------------------------------------------------------------------------------
        Net utility plant                                                                 4 361 320   4 337 880
---------------------------------------------------------------------------------------------------------------
CURRENT ASSETS
  Cash and cash equivalents                                                                  54 765      51 118
  Customer accounts receivable --- net of accumulated provisions
    for uncollectible accounts:  1997, $10,406; 1996, $10,195                               269 455     288 330
  Unbilled utility revenues                                                                 121 619     147 366
  Notes receivable from nonregulated projects                                                55 787       5 753
  Other receivables                                                                          80 803      77 571
  Materials and supplies inventories---at average cost:
    Fuel                                                                                     56 434      45 013
    Other                                                                                   107 254     109 425
  Prepayments and other                                                                      55 674      72 647
---------------------------------------------------------------------------------------------------------------
      Total current assets                                                                  801 791     797 223
---------------------------------------------------------------------------------------------------------------
OTHER ASSETS
  Equity investments in nonregulated projects                                               740 734     409 729
  External decommissioning fund and other investments                                       400 290     302 250
  Regulatory assets                                                                         340 122     354 128
  Nonregulated property---net of accumulated depreciation:
    1997, $105,526; 1996, $93,320                                                           256 726     192 790
  Notes receivable from nonregulated projects                                                77 639      75 811
  Other long-term receivables                                                                42 600      63 684
  Long-term prepayments and deferred charges                                                 30 015      57 237
  Intangible assets - net of accumulated amortization                                        92 829      46 168
---------------------------------------------------------------------------------------------------------------
       Total other assets                                                                 1 980 955   1 501 797
---------------------------------------------------------------------------------------------------------------
      TOTAL                                                                              $7 144 066  $6 636 900
===============================================================================================================


LIABILITIES AND EQUITY
CAPITALIZATION
  Common stockholders' equity                                                            $2 371 728  $2 135 880
  Preferred stockholders' equity                                                            200 340     240 469
  Company obligated mandatorily redeemable preferred securities of subsidiary trust
   holding as its sole asset junior subordinated deferrable debentures of the Company       200 000
  Long-term debt                                                                          1 878 875   1 592 568
---------------------------------------------------------------------------------------------------------------
      Total capitalization                                                                4 650 943   3 968 917
---------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
  Long-term debt due within one year                                                         22 820     119 618
  Other long-term debt potentially due within one year                                      141 600     141 600
  Short-term debt                                                                           260 352     368 367
  Accounts payable                                                                          249 813     236 341
  Taxes accrued                                                                             186 369     204 348
  Interest accrued                                                                           28 724      34 722
  Dividends payable on common and preferred stocks                                           54 778      50 409
  Accrued payroll, vacation and other                                                        89 562      80 995
---------------------------------------------------------------------------------------------------------------
      Total current liabilities                                                           1 034 018   1 236 400
---------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES
  Deferred income taxes                                                                     792 569     804 342
  Deferred investment tax credits                                                           138 509     149 606
  Regulatory liabilities                                                                    305 765     302 647
  Postretirement and other benefit obligations                                              135 612     114 312
  Other long-term obligations and deferred income                                            86 650      60 676
---------------------------------------------------------------------------------------------------------------
      Total other liabilities                                                             1 459 105   1 431 583
---------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENT LIABILITIES (SEE NOTES 13 AND 14)
---------------------------------------------------------------------------------------------------------------
      TOTAL                                                                              $7 144 066  $6 636 900
===============================================================================================================


See Notes to Financial Statements.


CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY
                                                                                                               CUMULATIVE
                                                                                                               CURRENCY
                                        NUMBER OF                                    RETAINED   SHARES HELD   TRANSLATION
(Dollar amounts in thousands)         SHARES ISSUED      PAR VALUE       PREMIUM     EARNINGS      BY ESOP    ADJUSTMENTS
-------------------------------------------------------------------------------------------------------------------------
BALANCE AT DEC. 31, 1994                 66 922 144       $167 305      $545 875   $1 183 191       $(2 990)       $3 586
-------------------------------------------------------------------------------------------------------------------------
Net income                                                                            275 795
Dividends declared:
  Cumulative preferred stock                                                          (12 450)
  Common stock                                                                       (180 510)
Issuances of common stock - net           1 253 790          3 135        53 050
Tax benefit from stock options exercised                                     169
Loan to ESOP to purchase shares                                                                     (15 000)
Repayment of ESOP loan *                                                                              7 333
Currency translation adjustments                                                                                   (1 098)
-------------------------------------------------------------------------------------------------------------------------
BALANCE AT DEC. 31, 1995                 68 175 934       $170 440      $599 094   $1 266 026      $(10 657)       $2 488
-------------------------------------------------------------------------------------------------------------------------
Net income                                                                            274 539
Dividends declared:
  Cumulative preferred stock                                                          (12 245)
  Common stock                                                                       (187 521)
Issuances of common stock - net             887 778          2 219        39 256
Tax benefit from stock options exercised                                     369
Loan to ESOP to purchase shares *                                                                   (15 000)
Repayment of ESOP loan *                                                                              6 566
Currency translation adjustments                                                                                      306
-------------------------------------------------------------------------------------------------------------------------
BALANCE AT DEC. 31, 1996                 69 063 712       $172 659      $638 719   $1 340 799      $(19 091)       $2 794
-------------------------------------------------------------------------------------------------------------------------
Net income                                                                            237 320
Dividends declared:
  Cumulative preferred stock                                                           (9 923)
  Common stock                                                                       (202 173)
Premium on redeemed preferred stock                                                    (1,148)
Issuances of common stock - net           5 554 670         13 887       253 999
Tax benefit from stock options exercised                                   1 009
Repayment of ESOP loan *                                                                              8 558
Currency translation adjustments                                                                                  (65 681)
-------------------------------------------------------------------------------------------------------------------------
BALANCE AT DEC. 31, 1997                 74 618 382       $186 546      $893 727   $1 364 875      $(10 533)     $(62 887)
=========================================================================================================================


* Did not affect NSP cash flows

See Notes to Financial Statements.


CONSOLIDATED STATEMENTS OF CAPITALIZATION
                                                                                                   Dec. 31
                                                                                        ---------------------------
(Thousands of dollars)                                                                     1997                1996
-------------------------------------------------------------------------------------------------------------------
COMMON STOCKHOLDERS' EQUITY
  Common stock---authorized 160,000,000 shares of $2.50 par value;
   issued shares:  1997, 74,618,382; 1996, 69,063,712                                    $186 546          $172 659
  Premium on common stock                                                                 893 727           638 719
  Retained earnings                                                                     1 364 875         1 340 799
  Leveraged common stock held by Employee Stock Ownership Plan (ESOP)
   ---shares at cost:  1997, 230,253; 1996, 381,313                                       (10 533)          (19 091)
  Currency translation adjustments---net                                                  (62 887)            2 794
-------------------------------------------------------------------------------------------------------------------
    Total common stockholders' equity                                                  $2 371 728        $2 135 880
===================================================================================================================

CUMULATIVE PREFERRED STOCK---authorized 7,000,000 shares of $100 par value;
   outstanding shares:  1997, 2,000,000; 1996, 2,400,000
  Minnesota Company
   $3.60 series, 275,000 shares                                                           $27 500           $27 500
   4.08 series, 150,000 shares                                                             15 000            15 000
   4.10 series, 175,000 shares                                                             17 500            17 500
   4.11 series, 200,000 shares                                                             20 000            20 000
   4.16 series, 100,000 shares                                                             10 000            10 000
   4.56 series, 150,000 shares                                                             15 000            15 000
   6.80 series, 200,000 shares                                                                               20 000
   7.00 series, 200,000 shares                                                                               20 000
   Variable Rate series A, 300,000 shares                                                  30 000            30 000
   Variable Rate series B, 650,000 shares                                                  65 000            65 000
-------------------------------------------------------------------------------------------------------------------
    Total                                                                                 200 000           240 000
  Premium on preferred stock                                                                  340               469
-------------------------------------------------------------------------------------------------------------------
    Total preferred stockholders' equity                                                 $200 340          $240 469
===================================================================================================================

MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST (See Note 2)
   7 7/8% series,  8,000,000 shares, due Jan. 31, 2037                                   $200 000
===================================================================================================================

LONG-TERM DEBT
  First Mortgage Bonds - Minnesota Company
   Series due:
    Oct. 1, 1997, 5 7/8%                                                                                   $100 000
    Feb. 1, 1999, 5 1/2%                                                                 $200 000           200 000
    Dec. 1, 2000, 5 3/4%                                                                  100 000           100 000
    Oct. 1, 2001, 7 7/8%                                                                  150 000           150 000
    March 1, 2002, 7 3/8%                                                                  50 000            50 000
    Feb. 1, 2003, 7 1/2%                                                                   50 000            50 000
    April 1, 2003, 6 3/8%                                                                  80 000            80 000
    Dec. 1, 2005, 6 1/8%                                                                   70 000            70 000
    Dec. 1, 1996-2006, 6.65%                                                               18 400**          19 800**
    March 1, 2011, Variable Rate                                                           13 700*           13 700*
    July 1, 2025, 7 1/8%                                                                  250 000           250 000
    April 1, 2007, 6.80%                                                                   60 000*
    March 1, 2019, Variable Rate                                                           27 900*
    Sept. 1, 2019, Variable Rate                                                          100 000*
-------------------------------------------------------------------------------------------------------------------
       Total                                                                            1 170 000         1 083 500
   Less redeemable bonds classified as current (See Note 5)                              (141 600)          (13 700)
   Less current maturities                                                                 (1 500)         (101 400)
-------------------------------------------------------------------------------------------------------------------
       Net                                                                             $1 026 900          $968 400
-------------------------------------------------------------------------------------------------------------------


 * POLLUTION CONTROL FINANCING
** RESOURCE RECOVERY FINANCING

See Notes to Financial Statements.


                                                                                                Dec. 31
                                                                                     -------------------------------
(Thousands of dollars)                                                                     1997                 1996
--------------------------------------------------------------------------------------------------------------------
LONG-TERM DEBT---CONTINUED
  First Mortgage Bonds - Wisconsin Company
   Series due:
     Oct. 1, 2003, 5 3/4%                                                              $40 000              $40 000
     March 1, 2023, 7 1/4%                                                             110 000              110 000
     Dec. 1, 2026, 7 3/8%                                                               65 000               65 000
-------------------------------------------------------------------------------------------------------------------
     Total                                                                             215 000             $215 000
-------------------------------------------------------------------------------------------------------------------

  Guaranty Agreements---Minnesota Company
   Series due:
    Feb. 1, 1997 - 2003, 5.41%                                                          $5 300*             $ 5 500*
    May 1, 1997 - 2003, 5.70%                                                           23 250*              23 750*
    Feb. 1, 2003, 7.40%                                                                  3 500*               3 500*
-------------------------------------------------------------------------------------------------------------------
    Total                                                                               32 050               32 750
   Less current maturities                                                                (700)                (700)
-------------------------------------------------------------------------------------------------------------------
    Net                                                                                $31 350              $32 050
-------------------------------------------------------------------------------------------------------------------

  Other Long-Term Debt
   City of Becker Pollution Control Revenue Bonds---Series due
    Dec. 1, 2005, 7.25%                                                                 $9 000*             $ 9 000*
    April 1, 2007, 6.80%                                                                                     60 000*
    March 1, 2019, Variable Rate                                                                             27 900*
    Sept. 1, 2019, Variable Rate                                                                            100 000*
   Anoka County Resource Recovery Bond---Series due
    Dec. 1, 1997 - 2008, 7.09%                                                          21 850**             23 050**
   City of La Crosse Resource Recovery Bond---Series due
    Nov. 1, 2021, 6%                                                                    18 600**             18 600**
   Viking Gas Transmission Company Senior Notes---Series due
    Oct. 31, 2008, 6.65%                                                                23 111               25 244
    Nov. 30, 2011, 7.1%                                                                  5 010                5 370
    Sept. 30, 2012, 7.31%                                                               13 767
   NRG Energy, Inc. Senior Notes---Series due
    Feb. 1, 2006, 7.625%                                                               125 000              125 000
    June 15, 2007, 7.5%                                                                250 000
   NRG Energy Center, Inc. (Minneapolis Energy Center) Senior Secured Notes---Series due
    June 15, 2013, 7.31%                                                                74 481               76 992
   Pacific Generation Company debt due 2000-2007, 4.7% - 9.9%                           33 424
   Various NEO Corporation debt due Oct. 30, 2000, 6.9% - 9.4%                           5 618
   United Power & Land Notes due
    March 31, 2000, 7.62%                                                                6 875                7 708
   Various Eloigne Company Affordable Housing Project Notes due
    1997 - 2024, 1.0% - 9.9%                                                            27 223               24 755
   Employee Stock Ownership Plan Bank Loans due
    1997 - 2003, Variable Rate                                                          10 535               17 571
   Miscellaneous                                                                         7 385                7 533
-------------------------------------------------------------------------------------------------------------------
    Total                                                                              631 879              528 723
   Less redeemable bonds classified as current (see Note 5)                                                (127 900)
   Less current maturities                                                             (20 620)             (17 518)
-------------------------------------------------------------------------------------------------------------------
     Net                                                                              $611 259             $383 305
-------------------------------------------------------------------------------------------------------------------
Unamortized discount on long-term debt-net                                              (5 634)              (6 187)
-------------------------------------------------------------------------------------------------------------------
     Total long-term debt                                                           $1 878 875           $1 592 568
===================================================================================================================
     Total capitalization                                                           $4 650 943           $3 968 917
===================================================================================================================


 * POLLUTION CONTROL FINANCING
** RESOURCE RECOVERY FINANCING

See Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

SYSTEM OF ACCOUNTS Northern States Power Company, a Minnesota corporation (the Company), is predominantly a regulated public utility serving customers in Minnesota, North Dakota and South Dakota. Northern States Power Company, a Wisconsin corporation (the Wisconsin Company), a wholly owned subsidiary of the Company, is a regulated public utility serving customers in Wisconsin and Michigan. Another wholly owned subsidiary, Viking Gas Transmission Company (Viking), is a regulated natural gas transmission company that operates a 500-mile interstate natural gas pipeline. Consequently, the Company, the Wisconsin Company and Viking maintain accounting records in accordance with either the uniform system of accounts prescribed by the Federal Energy Regulatory Commission (FERC) or those prescribed by state regulatory commissions, whose systems are the same in all material respects.

PRINCIPLES OF CONSOLIDATION The consolidated financial statements include all material companies in which the Company holds a controlling financial interest, including: the Wisconsin Company; NRG Energy, Inc. (NRG); Viking; Energy Masters International, Inc. (EMI), formerly Cenerprise, Inc.; and Eloigne Company (Eloigne). The Company and its subsidiaries collectively are referred to herein as NSP. As discussed in Note 10, NSP has investments in partnerships, joint ventures and projects for which the equity method of accounting is applied. Earnings from equity in international investments are recorded net of foreign income taxes. All significant intercompany transactions and balances have been eliminated in consolidation except for intercompany and intersegment profits for sales among the electric and gas utility businesses of the Company, the Wisconsin Company and Viking, which are allowed in utility rates.

REVENUES Revenues are recognized based on products and services provided to customers each month. Because utility customer meters are read and billed on a cycle basis, unbilled revenues (and related energy costs) are estimated and recorded for services provided from the monthly meter-reading dates to month-end.

The Company's rate schedules, applicable to substantially all of its utility customers, include cost-of-energy and resource adjustment clauses, under which rates are adjusted to reflect changes in average costs of fuels, purchased energy, purchased gas and, in Minnesota, conservation and energy management program costs. As ordered by its primary regulator, Wisconsin Company retail rate schedules include a cost-of-energy adjustment clause for purchased gas but not for electric fuel and purchased energy. For Wisconsin electric operations where cost-of-energy adjustment clauses are not used, the biennial retail rate review process and an interim fuel cost hearing process provide the opportunity for rate recovery of changes in electric fuel and purchased energy costs in lieu of a cost-of-energy adjustment.

UTILITY PLANT AND RETIREMENTS Utility plant is stated at original cost. The cost of additions to utility plant includes direct labor and materials, contracted work, allocable overhead costs and allowance for funds used during construction. The cost of units of property retired, plus net removal cost, is charged to the accumulated provision for depreciation and amortization. Maintenance and replacement of items determined to be less than units of property are charged to operating expenses.

ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION (AFC) AFC, a noncash item, is computed by applying a composite pretax rate, representing the cost of capital used to finance utility construction activities, to qualified Construction Work in Progress (CWIP). The AFC rate was 5.75 percent in 1997, 5.5 percent in 1996 and 6.0 percent in 1995. The amount of AFC capitalized as a construction cost in CWIP is credited to other income (for equity capital) and interest charges (for debt capital). AFC amounts capitalized in CWIP are included in rate base for establishing utility service rates. In addition to construction-related amounts, AFC is also recorded to reflect returns on capital used to finance conservation programs.

DEPRECIATION For financial reporting purposes, depreciation is computed by applying the straight-line method over the estimated useful lives of various property classes. The Company files with the Minnesota Public Utilities Commission (MPUC) an annual review of remaining lives for electric and gas production properties. The most recent studies, as approved by the MPUC, recommended immaterial changes in annual depreciation accruals for 1997 and 1996.

The Company also submitted in 1997, as required every five years, an average service life filing for transmission, distribution and general properties. The filing, as approved by the MPUC, decreased depreciation approximately $1 million from 1996 levels. Depreciation provisions, as a percentage of the average balance of depreciable utility property in service, were 3.78 percent in 1997,
3.68 percent in 1996 and 3.64 percent in 1995.

DECOMMISSIONING As discussed in Note 13, NSP currently is recording the future costs of decommissioning the Company's nuclear generating plants through annual depreciation accruals. The provision for the estimated decommissioning costs has been calculated using an annuity approach designed to provide for full expense accrual (with full rate recovery) of the future decommissioning costs, including decontamination and removal, over the estimated operating lives of the Company's nuclear plants. The Financial Accounting Standards Board (FASB) has proposed new accounting standards that would require the full accrual of nuclear plant decommissioning and certain other site exit obligations beginning no sooner than 1999. (See Note 13 for more discussion of this proposed standard.)

NUCLEAR FUEL EXPENSE The original cost of nuclear fuel is amortized to fuel expense based on energy expended. Nuclear fuel expense also includes assessments from the U.S. Department of Energy (DOE) for costs of future fuel disposal and DOE facility decommissioning, as discussed in Note 13.

ENVIRONMENTAL COSTS Accruals for environmental costs are recognized when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Costs are charged to expense if they relate to the remediation of conditions caused by past operations, or if they are not expected to mitigate or prevent contamination from future operations. Costs may be deferred as a regulatory asset based on expected recovery in future rates. Where environmental expenditures relate to facilities currently in use, such as pollution control equipment, the costs may be capitalized and depreciated over the future service periods. Estimated remediation costs are recorded at undiscounted amounts, independent of any insurance or rate recovery, based on prior experience, assessments and current technology. Accrued obligations are regularly adjusted as environmental assessments and estimates are revised, and remediation efforts proceed. For sites where NSP has been designated as one of several potentially responsible parties, the amount accrued represents NSP's estimated share of the cost. NSP intends to treat any future costs incurred related to decommissioning and restoration of its nonnuclear power plants and substation sites, where operation may extend indefinitely, as a capitalized removal cost of retirement in utility plant. Depreciation expense levels currently recovered in rates include a provision for an estimate of removal costs, based on historical experience.

INCOME TAXES Under the liability method used by NSP, income taxes are deferred for all temporary differences between pretax financial and taxable income and between the book and tax bases of assets and liabilities, using the tax rates scheduled by law to be in effect when the temporary differences reverse. Due to the effects of regulation, current income tax expense is provided for the reversal of some temporary differences previously accounted for by the flow-through method. Also, regulation has created certain regulatory assets and liabilities related to income taxes, as summarized in Note 9. NSP's policy for income taxes related to international operations is discussed in Note 7.

Investment tax credits were deferred and are being amortized over the estimated lives of the related property.

FOREIGN CURRENCY TRANSLATION The local currencies are generally the functional currency of NSP's foreign operations. Foreign currency denominated assets and liabilities are translated at end-of-period rates of exchange. Income, expense and cash flows are translated at weighted-average rates of exchange for the period. The resulting currency translation adjustments are accumulated and reported as a separate component of stockholders' equity. During 1997, the effects of changes in currency exchange rates on NRG's international project investments, mainly in Australia, reduced equity by $66 million.

Exchange gains and losses that result from foreign currency transactions (e.g., converting cash distributions made in one currency to another) and derivative arrangements that do not qualify for hedge accounting (see Note 11) are included in the results of operations as a component of income from nonregulated businesses before interest and taxes. The earnings impact of these items was not material to NSP's results for the periods presented.

DERIVATIVE FINANCIAL INSTRUMENTS NSP's policy is to hedge projected foreign currency denominated cash flows, where appropriate hedging instruments are available, to preserve their U.S. dollar value. NRG has entered into currency hedging transactions through the use of forward foreign currency exchange agreements with terms of less than one to three years. Gains and losses on these agreements offset the effect of foreign currency exchange rate fluctuations on NRG's known and anticipated cash flows. Gains on agreements that hedge firm commitments of cash flows are deferred and included in the measurement of the related foreign currency transaction in the period the transaction occurs, and losses on these agreements are deferred in the same manner unless it is estimated that deferral would lead to recognizing losses in later periods. Gains and losses on agreements that hedge cash flows not meeting the criteria of a firm commitment are recorded in the current period as a component of NSP's nonregulated income before interest and taxes. Prior to July 1997, NSP's policy was to hedge foreign currency denominated investments as they were made, where appropriate hedging instruments were available, to preserve their U.S. dollar value. Gains and losses on these agreements offset the effects of foreign currency exchange rate fluctuations on the valuation of the investments underlying the hedges. Hedging gains and losses, net of income tax effects, on these agreements were reported with other currency translation adjustments as a separate component of stockholders' equity. While NRG is not currently hedging foreign currency denominated investments, NRG will hedge such investments when management believes that preserving the U.S. dollar value of the investment is appropriate. NRG is not hedging currency translation adjustments related to future operating results. NRG does not speculate in foreign currencies.

Where appropriate, NRG also uses interest rate hedging instruments to protect against increases in the cost of borrowing at both the corporate and project level. Gains and losses on interest rate hedging instruments are deferred and included in the measurement of the underlying equity investment when made.

Another derivative arrangement is the use of natural gas futures contracts by EMI to manage the risk of gas price fluctuations. The cost or benefit of natural gas futures contracts is recorded when related sales commitments are fulfilled as a component of EMI's nonregulated operating expenses. NSP does not speculate in natural gas futures. A final derivative instrument used by NSP is interest rate swaps that convert fixed-rate debt to variable-rate debt. The cost or benefit of the interest rate swap agreements is recorded as a component of interest expense. None of these derivative financial instruments are reflected on NSP's balance sheet.

USE OF ESTIMATES In recording transactions and balances resulting from business operations, NSP uses estimates based on the best information available. Estimates are used for such items as plant depreciable lives, tax provisions, uncollectible accounts, environmental costs, unbilled revenues and actuarially determined benefit costs. As better information becomes available, or actual amounts are determinable, the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates. The depreciable lives of certain plant assets are reviewed and, if appropriate, revised each year, as discussed previously.

CASH EQUIVALENTS NSP considers investments in certain debt instruments, primarily commercial paper and money market funds, with an original maturity to NSP of three months or less at the time of purchase to be cash equivalents.

REGULATORY DEFERRALS As regulated utilities, the Company, the Wisconsin Company and Viking account for certain income and expense items under the provisions of Statement of Financial Accounting Standards (SFAS) No. 71---Accounting for the Effects of Regulation. In doing so, certain costs that would otherwise be charged to expense are deferred as regulatory assets based on expected recovery from customers in future rates. Likewise, certain credits that otherwise would be reflected as income are deferred as regulatory liabilities based on expected flowback to customers in future rates. Management's expected recovery of deferred costs and expected flowback of deferred credits are generally based on specific ratemaking decisions or precedent for each item. Regulatory assets and liabilities are amortized consistent with ratemaking treatment established by regulators. Note 9 describes the nature and amounts of these regulatory deferrals.

STOCK-BASED EMPLOYEE COMPENSATION NSP has several stock-based compensation plans, as described in Note 3. Under the intrinsic-value-based method of accounting followed by NSP, no compensation expense is recorded for stock options because there is no difference between the market price and purchase price at the grant date, which is the measurement date for determining compensation expense. NSP does, however, record compensation expense for stock that is awarded to certain employees, but held by NSP until the restrictions lapse or the stock is forfeited. Effective for 1996, the FASB issued a new accounting standard, SFAS No. 123---Accounting for Stock-Based Compensation, which provides an optional accounting method for compensation from stock option and other stock award programs. NSP did not elect the new optional accounting method. If the provisions of the optional method had been adopted as of the beginning of 1995, the effect on net income and earnings per share for 1997, 1996 and 1995 would have been immaterial.

DEVELOPMENT COSTS As it pursues projects under development, NRG expenses development costs incurred until a sales agreement or letter of intent is signed and the project has received capital authorization. Additional costs incurred after this point are capitalized as part of equity investments in projects. When project operations begin, such capitalized costs are amortized on a straight-line basis over the lesser of the life of the project's related assets or revenue contract period.

OTHER ASSETS The purchase of various nonregulated entities at a price exceeding the underlying fair value of net assets acquired has resulted in recorded goodwill of $43 million ($38 million net of accumulated amortization) at Dec. 31, 1997. This goodwill and other intangible assets acquired are being amortized using the straight-line method over periods of three to 30 years. NSP periodically evaluates the recovery of goodwill based on an analysis of estimated undiscounted future cash flows.

Intangible and other assets also include deferred financing costs (net of amortization) of approximately $22 million at Dec. 31, 1997. These financing costs are being amortized over the remaining maturity period of the related debt.

RECLASSIFICATIONS Certain reclassifications have been made to the 1996 and 1995 income statements to conform to 1997 presentation. These classifications had no effect on net income or earnings per share.

2. Preferred Securities

The Company has two series of adjustable rate preferred stock. The dividend rates are calculated quarterly and are based on prevailing rates of certain taxable government debt securities indices. At Dec. 31, 1997, the annualized dividend rates were $5.50 for both series A and series B.

At Dec. 31, 1997, various preferred stock series were callable at prices per share ranging from $100.00 to $103.75, plus accrued dividends.

In January 1997, a wholly owned special purpose subsidiary trust of NSP issued $200 million in 7.875 percent preferred securities that mature in 2037. A portion of the proceeds was used to redeem the Company's $6.80 and $7.00 series of preferred stock in February 1997. Distributions paid to preferred security holders are reflected as a financing cost in the Consolidated Statement of Income along with interest expense. Distributions paid by the subsidiary trust on the preferred securities are financed through interest payments from the Company on debentures issued by the Company and held by the subsidiary trust, which are eliminated in NSP's consolidation. The preferred securities are redeemable at $25 per share beginning in 2002. Distributions and redemption payments are guaranteed by NSP.

3. Common Stock and Incentive Stock Plans

The Company's Articles of Incorporation and First Mortgage Indenture provide for certain restrictions on the payment of cash dividends on common stock. At Dec. 31, 1997, the Company could have paid, without restrictions, additional cash dividends of more than $1 billion on common stock.

Nonqualified stock options and restricted stock may be granted under NSP's Executive Long-Term Incentive Award Stock Plan. The awards granted in any calendar year cannot exceed 1 percent of the number of outstanding shares of NSP common stock at the end of the previous calendar year. When options are exercised, or restricted stock granted, the Company may either issue new shares or purchase market shares. Using the treasury stock method of accounting for stock options unexercised, the weighted average number of shares of common stock outstanding for the calculation of Earnings Per Share - Assuming Dilution includes any dilutive effects of stock options and other stock awards as potential common shares.

Stock options currently granted may be exercised one year from the date of grant and are exercisable thereafter for up to nine years. The options are forfeited if employment ceases before the one-year vesting term. If employment ceases after the one-year vesting term, options will either be forfeited, or would need to be exercised within three or 36 months, depending on the circumstances. The exercise price of an option is the market price of NSP common stock on the date of grant. The plan, in previous years, granted other types of performance awards, some of which are still outstanding. Most of these performance awards were valued in dollars, but paid in shares based on the market price at the time of payment. Transactions under the various incentive stock programs, with the corresponding weighted average exercise price, were as follows:

Stock Option and Performance Awards


                                       1997                 1996                  1995
                                 -----------------    ------------------    ------------------
                                           AVERAGE               Average               Average
(Thousands of shares)            SHARES     PRICE     Shares      Price     Shares      Price
----------------------------------------------------------------------------------------------
Outstanding Jan. 1                1 117      43.97       990      $41.97       782      $40.58
Options granted in January          287      47.44       263      $50.94       278      $45.50
Options and awards exercised       (260)     42.23      (105)     $41.98       (64)     $40.26
Options and awards forfeited        (30)     47.19       (27)     $47.70        (6)     $44.58
Options and awards expired          (11)     50.94        (4)     $40.00
----------------------------------------------------------------------------------------------
Outstanding at Dec. 31            1 103      45.13     1 117      $43.97       990      $41.97
Exercisable at Dec. 31              843      44.41       870      $41.96       716      $40.60
==============================================================================================


The following table summarizes information about stock options outstanding at Dec. 31, 1997:

                                                      Range of Exercise Prices
                                                   -----------------------------
                                                   $33.25-40.94     $42.19-50.94
--------------------------------------------------------------------------------
Options Outstanding:
  Number outstanding at Dec. 31, 1997                   170 346       923 517
  Weighted-average remaining contractual life (years)       3.1           7.4
  Weighted-average exercise price                        $37.15        $46.60
Options Exercisable:
  Number exercisable at Dec. 31, 1997                   170 346       663 156
  Weighted-average exercise price                        $37.15        $46.27

In addition to stock options, restricted stock is granted based on a dollar value of the award. The market price on the date of grant is used to determine the number of restricted shares awarded. The stock is held by NSP until the restrictions lapse: 50 percent of the stock will vest one year from the date of the award and the remaining 50 percent vests two years from the date of the award. Dividends on the shares held while the restrictions are in place are reinvested to obtain additional shares, and the restrictions apply to these additional shares. In each of the years 1995 through 1997, NSP granted restricted stock awards of 15,898, 18,584 and 26,344 shares, respectively, at then-current market prices of NSP stock. Compensation expense related to these awards was immaterial.

4. Short-Term Borrowings

As of Dec. 31, 1997 and 1996, the Company had a $300 million revolving credit facility under a commitment fee arrangement. This facility provides short-term financing in the form of bank loans, letters of credit and support for commercial paper sales. There were no borrowings against this facility at Dec. 31, 1997 and 1996. At Dec. 31, 1997 and 1996, credit lines of $245 million and $75 million, respectively, were provided primarily by commercial banks to wholly owned subsidiaries of the Company. There were $122 million and approximately $4 million in outstanding loans against these subsidiary credit lines at Dec. 31, 1997 and 1996, respectively. In addition, at Dec. 31, 1997 and 1996, $49 million and $21 million, respectively, in letters of credit were outstanding (as discussed in Note 11), which reduced the available credit lines.

At Dec. 31, 1997 and 1996, the Company had $138 million and $362 million, respectively, in short-term commercial paper borrowings outstanding, and another $122 million and $7 million, respectively, in short-term bank loans outstanding, mainly for nonregulated subsidiaries. The weighted average interest rates on all short-term borrowings were 6.2 percent as of Dec. 31, 1997, and 5.7 percent as of Dec. 31, 1996.

5. Long-Term Debt

Except for minor exclusions, all real and personal property of the Company and the Wisconsin Company is subject to the liens of the First Mortgage Indentures. Other debt securities are secured by a lien on the related property, as indicated on the Consolidated Statements of Capitalization.

The annual sinking-fund requirements of the Company's and the Wisconsin Company's First Mortgage Indentures are the amounts necessary to redeem 1 percent of the highest principal amount of each series of first mortgage bonds at any time outstanding, excluding those series issued for pollution control and resource recovery financings, and excluding certain other series totaling $1 billion. The Company may, and has, applied property additions in lieu of cash payments on all series, as permitted by its First Mortgage Indenture. The Wisconsin Company also may apply property additions in lieu of cash on all series as permitted by its First Mortgage Indenture.

The Company's 2011 and 2019 series First Mortgage Bonds have variable interest rates, which currently change at various periods up to 270 days, based on prevailing rates for certain commercial paper securities or similar issues. The interest rates applicable to these issues averaged 4.0 percent and 3.8 percent, respectively, at Dec. 31, 1997. The 2011 series bonds are redeemable upon seven days notice at the option of the bondholder. The Company also is potentially liable for repayment of the 2019 series when the bonds are tendered, which occurs each time the variable interest rates change. The principal amount of all of these variable rate bonds outstanding represents potential short-term obligations and, therefore, is reported under current liabilities on the balance sheet.

Maturities and sinking-fund requirements on long-term debt (in millions) are:
1998, $22.8; 1999, $217.3; 2000, $122.4; 2001, $167.8; and 2002, $76.6.

6. Benefit Plans and Other Postretirement Benefits

NSP offers the following benefit plans to its benefit employees, of whom approximately 40 percent are represented by five local labor unions under a collective-bargaining agreement, which expires Dec. 31, 1999.

PENSION BENEFITS NSP has a noncontributory, defined benefit pension plan that covers substantially all employees. Benefits are based on a combination of years of service, the employee's highest average pay for 48 consecutive months and Social Security benefits.

NSP's policy is to fully fund into an external trust the actuarially determined pension costs recognized for ratemaking and financial reporting purposes, subject to the limitations under applicable employee benefit and tax laws. Plan assets principally consist of common stock of public companies, corporate bonds and U.S. government securities. The funded status of NSP's pension plan as of Dec. 31 is as follows:

(Thousands of dollars)                                       1997          1996
-------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
  Vested                                                 $701 219      $660 920
  Nonvested                                               165 004       147 278
-------------------------------------------------------------------------------

Accumulated benefit obligation                           $866 223      $808 198
===============================================================================

Projected benefit obligation                           $1 048 251      $993 821
Plan assets at fair value                               1 978 538     1 634 696
-------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation     930 287       640 875
Unrecognized prior service cost                            18 663        19 734
Unrecognized net actuarial gain                          (953 825)     (651 368)
Unrecognized net transitional asset                          (463)         (539)
-------------------------------------------------------------------------------
  Net pension asset (liability) recorded                  $(5 338)       $8 702
===============================================================================

For ratemaking purposes, the Company's pension costs are determined and recorded under the aggregate-cost actuarial method. As required by SFAS No. 87---Employers' Accounting for Pensions, the difference between the pension costs recorded for ratemaking purposes and the amounts determined under SFAS No. 87 is recorded as a regulatory liability on the balance sheet. Net annual periodic pension cost includes the following components:


(Thousands of dollars)                                             1997       1996        1995
----------------------------------------------------------------------------------------------
Service cost-benefits earned during the period                  $27 680     $29 971    $24 499
Interest cost on projected benefit obligation                    72 651      70 863     69 742
Actual return on assets                                        (420 174)   (265 370)  (344 837)
Net amortization and deferral                                   285 048     139 874    240 458
----------------------------------------------------------------------------------------------
Net periodic pension cost determined under SFAS No. 87          (34 795)    (24 662)   (10 138)
Additional costs recognized due to actions of regulators         30 862      23 572     10 454
----------------------------------------------------------------------------------------------
Net periodic pension cost recognized for financial reporting    $(3 933)    $(1 090)      $316
==============================================================================================


The weighted average discount rate used in determining the actuarial present value of the projected obligation was 7 percent for Dec. 31, 1997 and 7.5 percent for Dec. 31, 1996. The rate of increase in future compensation levels used in determining the actuarial present value of the projected obligation was 5 percent in 1997 and 1996. The assumed long-term rate of return on assets used for cost determinations under SFAS No. 87 was 9 percent for

1997, 1996 and 1995. Assumption changes decreased 1997 pension costs (determined under SFAS No. 87) by approximately $6.9 million and increased 1996 costs by approximately $12.6 million. However, because the Company's pension expense is determined under the aggregate-cost method (not SFAS No. 87) for ratemaking and financial reporting purposes, the effects of regulation prevented the majority of assumption changes from affecting earnings.

401(k) NSP has a contributory, defined contribution Retirement Savings Plan, which complies with section 401(k) of the Internal Revenue Code and covers substantially all employees. Since 1994, NSP has been matching specified amounts of employee contributions to this plan. NSP's matching contributions were $4.4 million in 1997, $4.3 million in 1996 and $3.7 million in 1995.

POSTRETIREMENT HEALTH CARE NSP has a contributory health and welfare benefit plan that provides health care and death benefits to substantially all employees after their retirement. The plan is intended to provide for sharing the costs of retiree health care between NSP and retirees. For employees retiring after Jan. 1, 1994, a six-year cost-sharing strategy was implemented with retirees paying 15 percent of the total cost of health care in 1994, increasing to a total of 40 percent in 1999. In conjunction with the 1993 adoption of SFAS No. 106-Employers' Accounting for Postretirement Benefits Other Than Pensions, NSP elected to amortize on a straight-line basis over 20 years the unrecognized accumulated postretirement benefit obligation (APBO) of $215.6 million for current and future retirees.

Before 1993, NSP funded payments for retiree benefits internally. While NSP generally prefers to continue using internal funding of benefits paid and accrued, significant levels of external funding, including the use of tax-advantaged trusts, have been required by NSP's regulators, as discussed later. Plan assets held in such trusts principally consist of investments in equity mutual funds and cash equivalents. The funded status of NSP's retiree health care plan as of Dec. 31 is as follows:

(Thousands of dollars)                                  1997            1996
----------------------------------------------------------------------------
APBO:
  Retirees                                           $149 081        $144 180
  Fully eligible plan participants                     21 245          23 438
  Other active plan participants                      108 904         101 065
-----------------------------------------------------------------------------
  Total APBO                                          279 230         268 683
Plan assets at fair value                              19 784          15 514
-----------------------------------------------------------------------------
APBO in excess of plan assets                         259 446         253 169
Unrecognized net actuarial loss                       (14 408)        (12 467)
Unrecognized transition obligation                   (161 700)       (172 480)
------------------------------------------------------------------------------
Net benefit liability recorded                        $83 338        $ 68 222
=============================================================================

The assumed health care cost trend rates used in measuring the APBO at Dec. 31, 1997 and 1996, were 9.2 percent and 9.8 percent for those under age 65, and 6.8 percent and 7.1 percent for those age 65 and over, respectively. The assumed cost trend rates are expected to decrease each year until they reach 5.5 percent for both age groups in the year 2004, after which they are assumed to remain constant. A 1 percent increase in the assumed health care cost trend rate for each year would increase the APBO by approximately 14.5 percent as of Dec. 31, 1997. Service and interest cost components of the net periodic postretirement cost would increase by approximately 15.4 percent with a similar 1 percent increase in the assumed health care cost trend rate. The assumed discount rate used in determining the APBO was 7 percent for Dec. 31, 1997, and 7.5 percent for Dec. 31, 1996, compounded annually. The assumed long-term rate of return on assets used for cost determinations under SFAS No. 106 was 8 percent for 1997, 1996 and 1995. Assumption changes decreased costs by approximately $4.0 million in 1997 and approximately $2.0 million in 1996.

The net annual periodic postretirement benefit cost recorded consists of the following components:


(Thousands of dollars)                                               1997        1996        1995
-------------------------------------------------------------------------------------------------
Service cost-benefits earned during the year                       $5 095     $ 6 380     $ 5 206
Interest cost (on service cost and APBO)                           18 872      19 283      19 201
Actual return on assets                                            (1 461)       (947)     (1 046)
Amortization of transition obligation                              10 780      10 780      10 780
Net amortization and deferral                                         222         140         406
-------------------------------------------------------------------------------------------------
Net periodic postretirement health care cost under SFAS No. 106    33 508      35 636      34 547
Additional costs recognized due to actions of regulators                        4 033       4 033
-------------------------------------------------------------------------------------------------
Net postretirement cost recognized for financial reporting        $33 508     $39 669     $38 580
=================================================================================================


Regulators for nearly all of NSP's retail and wholesale customers have allowed full recovery of increased benefit costs under SFAS No. 106, effective in 1993. Increased 1993 accrual costs of approximately $12 million for Minnesota retail customers were amortized over the years 1994 through 1996, consistent with approved rate recovery. External funding was required by Minnesota and Wisconsin retail regulators to the extent it is tax advantaged; funding began for Wisconsin in 1993 and will begin in 1998 for Minnesota. For wholesale ratemaking, the FERC has required external funding for all benefits paid and accrued under SFAS No. 106 since 1993.

ESOP NSP has a leveraged Employee Stock Ownership Plan (ESOP) that covers substantially all employees. Employer contributions to this non-contributory, defined contribution plan are generally made to the extent NSP realizes a tax savings on its income statement from dividends paid on certain shares held by the ESOP. Contributions to the ESOP in 1997, 1996 and 1995, which represent compensation expense, were $4.4 million, $4.6 million and $5.0 million, respectively. ESOP contributions have no material effect on NSP earnings because the contributions (net of tax) are essentially offset by the tax savings provided by the dividends paid on ESOP shares. Leveraged shares held by the ESOP are allocated to participants when dividends on stock held by the plan are used to repay ESOP loans. NSP's ESOP held 5.6 million and 5.9 million shares of the Company's common stock as of Dec. 31, 1997 and 1996, respectively. An average of
0.3 million, 0.2 million and 0.2 million uncommitted leveraged ESOP shares were excluded from earnings-per-share calculations in 1997, 1996 and 1995, respectively. The fair value of NSP's leveraged ESOP shares was approximately the same as cost at Dec. 31, 1997 and 1996.

7. Income Taxes

Total income tax expense from operations differs from the amount computed by applying the statutory federal income tax rate to income before income tax expense. The reasons for the difference are as follows:


                                                                             1997            1996             1995
------------------------------------------------------------------------------------------------------------------
Federal statutory rate                                                    35.0%              35.0%           35.0%
Increases (decreases) in tax from:
  State income taxes, net of federal income tax benefit                    4.3%               5.2%            5.1%
  Tax credits recognized                                                  (7.9)%             (4.1)%          (3.4)%
  Equity income from unconsolidated affiliates                            (2.5)%             (2.6)%          (2.5)%
  Regulatory differences---utility plant items                             1.1%               0.9%            1.0%
  Other---net                                                             (1.0)%              0.4%            0.4%
------------------------------------------------------------------------------------------------------------------

Effective income tax rate                                                 29.0%              34.8%           35.6%
==================================================================================================================

(Thousands of dollars)

Income taxes are comprised of the following expense (benefit) items:
 Included in utility operating expenses:
   Current federal tax expense                                            $125 202       $154 421         $137 011
   Current state tax expense                                                28 812         39 923           33 359
   Deferred federal tax expense                                                (88)       (19 933)         (12 019)
   Deferred state tax expense                                                  (23)        (3 958)          (2 396)
   Deferred investment tax credits                                          (9 048)        (9 043)          (8 807)
------------------------------------------------------------------------------------------------------------------
      Total                                                                144 855        161 410          147 148
------------------------------------------------------------------------------------------------------------------
   Included in income taxes on nonregulated operations
   and nonoperating items:
   Current federal tax expense                                             (19 470)          (906)           5 481
   Current state tax expense                                                (5 804)           712            1 629
   Current foreign tax expense                                                 236            616              233
   Current federal tax credits                                             (17 006)        (8 044)          (5 292)
   Deferred federal tax expense                                             (2 237)        (5 150)           2 646
   Deferred state tax expense                                                 (662)        (1 520)             693
   Deferred foreign tax expense                                             (2 892)             0                0
   Deferred investment tax credits                                            (310)          (308)            (310)
------------------------------------------------------------------------------------------------------------------
     Total                                                                 (48 145)       (14 600)           5 080
------------------------------------------------------------------------------------------------------------------

     Total income tax expense                                              $96 710       $146 810         $152 228
==================================================================================================================

Income before income taxes includes net foreign equity income of $27 million, $28 million and $32 million in 1997, 1996 and 1995, respectively. Except to the extent NSP's earnings from foreign operations are subject to current U.S. income taxes, NSP's management intends to reinvest indefinitely such earnings in its foreign operations. Accordingly, U.S. income taxes and foreign withholding taxes have not been provided on a cumulative amount of unremitted earnings of foreign subsidiaries of approximately $112 million at Dec. 31, 1997. The additional U.S. income tax and foreign withholding tax on the unremitted foreign earnings, if repatriated, would be offset in whole or in part by foreign tax credits. Thus, it is impracticable to estimate the amount of tax that might be payable.

The components of NSP's net deferred tax liability (current and noncurrent portions) at Dec. 31 were:

(Thousands of dollars)                                     1997             1996
--------------------------------------------------------------------------------

Deferred tax liabilities:
   Differences between book and tax bases of property  $867 155         $850 139
   Regulatory assets                                    100 564          121 232
   Tax benefit transfer leases                           31 614           43 481
   Other                                                 21 715           23 182
--------------------------------------------------------------------------------
    Total deferred tax liabilities                   $1 021 048       $1 038 034
--------------------------------------------------------------------------------

Deferred tax assets:
   Regulatory liabilities                               $83 765          $90 485
   Deferred compensation, vacation and other
    accrued liabilities not currently deductible         70 765           65 690
   Deferred investment tax credits                       54 741           57 239
   Other                                                 26 557           34 509
--------------------------------------------------------------------------------
    Total deferred tax assets                          $235 828         $247 923
--------------------------------------------------------------------------------
   Net deferred tax liability                          $785 220         $790 111
================================================================================

8. Detail of Certain Income and Expense Items

Administrative and general (A&G) expense for utility operations consists of the following:


(Thousands of dollars)                                             1997       1996        1995
----------------------------------------------------------------------------------------------
A&G salaries and wages                                          $44 514    $47 546     $48 437
Pension, medical and other benefits---all utility employees      57 529     64 733      81 279
Information technology, facilities and administrative support    28 653     21 281      31 863
Insurance and claims                                              1 087      5 503      13 969
Other                                                            10 019      9 593      10 599
----------------------------------------------------------------------------------------------
  Total                                                        $141 802   $148 656    $186 147
==============================================================================================


Income from nonregulated businesses consists of the following:


(Thousands of dollars, except per share amounts)                          1997       1996       1995
----------------------------------------------------------------------------------------------------
Operating revenues                                                    $217 844   $303 903   $313 082
Equity in earnings of unconsolidated affiliates:
  Earnings from operations                                              18 600     30 668     28 055
  Gains from contract terminations                                                            29 850
Operating and development expenses *                                  (251 087)  (326 332)  (327 894)
Interest and other income                                               26 721     10 304      6 518
----------------------------------------------------------------------------------------------------
Income from nonregulated businesses before interest and taxes           12 078     18 543     49 611
Interest expense                                                       (34 627)   (18 834)    (9 879)
Income tax benefit (expense)                                            38 032     16 576     (6 119)
-----------------------------------------------------------------------------------------------------
    Net Income                                                         $15 483    $16 285    $33 613
====================================================================================================
Contribution of nonregulated businesses to NSP's earnings per share*     $0.22      $0.24      $0.50
====================================================================================================


* Includes nonrecurring project write-downs of $9 million in 1997 and $5 million in 1995

9. Regulatory Assets and Liabilities

The following summarizes the individual components of unamortized regulatory assets and liabilities shown on the Consolidated Balance Sheets at Dec. 31:


                                                                Remaining
(Thousands of dollars)                                    Amortization Period           1997           1996
-----------------------------------------------------------------------------------------------------------
AFC recorded in plant on a net-of-tax basis *                     Plant Lives       $128 364       $137 412
Conservation and energy management programs *               Primarily 3 Years         86 508         95 716
Losses on reacquired debt                                Term of Related Debt         59 353         63 481
Environmental costs                                        Primarily 10 Years         45 849         42 322
State commission accounting adjustments *                         Plant Lives          7 286          7 296
Unrecovered purchased gas costs                                     1-2 Years          8 020          3 885
Other                                                                 Various          4 742          4 016
-----------------------------------------------------------------------------------------------------------
  Total regulatory assets                                                           $340 122       $354 128
===========================================================================================================
Deferred income tax adjustments                                                       88 035        $92 390
Investment tax credit deferrals                                                       91 146         97 636
Unrealized gains from decommissioning investments                                     85 482         43 008
Pension costs-regulatory differences                                                  27 107         45 080
Fuel costs, refunds and other                                                         13 995         24 533
-----------------------------------------------------------------------------------------------------------
  Total regulatory liabilities                                                      $305 765       $302 647
===========================================================================================================


* Earns a return on investment in the ratemaking process

10. Investments Accounted for by the Equity Method

Through its nonregulated subsidiaries, NSP has investments in various international and domestic energy projects and domestic affordable housing and real estate projects. The equity method of accounting is applied to such investments in affiliates, which include joint ventures and partnerships, because the ownership structure prevents NSP from exercising a controlling influence over operating and financial policies of the projects. Under this method, equity in the pretax income or losses of domestic partnerships and in the net income or losses of international projects is reflected as Equity in Earnings of Unconsolidated Affiliates. A summary of NSP's significant equity-method investments is as follows:


         Name                                     Geographic Area  Economic Interest
------------------------------------------------------------------------------------
Loy Yang Power *                                     Australia        25.37%
Pacific Generation Company *                         USA/Canada       8.50%-28.70%
Gladstone Power Station                              Australia        37.50%
COBEE                                                South America    48.30%
MIBRAG mbH                                           Europe           33.33%
NRG Generating (U.S.) Inc.                           USA              45.21%
Schkopau Power Station                               Europe           20.55%
Energy Development, Limited *                        Australia        19.97%
Scudder Latin American Trust
  for Independent Power Energy Projects              Latin America    25%
Various independent power production facilities *    USA              45%-50%
Various affordable housing limited partnerships *    USA              20%-99%


  *Acquired in 1997

SUMMARIZED FINANCIAL INFORMATION OF UNCONSOLIDATED AFFILIATES Summarized financial information for these projects, including interests owned by NSP and other parties, was as follows for the years ended and as of Dec. 31:

RESULTS OF OPERATIONS
(Millions of dollars)
                                        1997           1996          1995
                                        ----           ----          ----

Operating Revenues                     $1 698           $958         $790
Operating Income                       $   93           $105         $154
Net Income                             $   84            $89         $160

NSP's Equity in Earnings of
 Unconsolidated Affiliates                $19            $31          $59

FINANCIAL POSITION
(Millions of dollars)
                                         1997           1996
                                         ----           ----
Current Assets                         $  742         $  681
Other Assets                            7 853          3 525
                                        -----         ------
Total Assets                           $8 595         $4 206
                                       ======         ======

Current Liabilities                    $  514         $  397
Other Liabilities                       6 109          2 798
Equity                                  1 972          1 011
                                        -----         ------
Total Liabilities and Equity           $8 595         $4 206
                                       ======         ======

NSP's Equity Investment in
 Unconsolidated Affiliates             $  741           $410


11. Financial Instruments

FAIR VALUES The estimated Dec. 31 fair values of NSP's recorded financial instruments are as follows:


                                                                     1997                          1996
------------------------------------------------------------------------------------------------------------------
                                                          CARRYING          FAIR            Carrying      Fair
(Thousands of dollars)                                    AMOUNT            VALUE           Amount        Value
------------------------------------------------------------------------------------------------------------------
Cash, cash equivalents and short-term investments          $54 765           $54 765        $51 118        $51 118
Long-term decommissioning investments                     $344 491          $344 491       $260 756       $260 756
Long-term debt, including current portion               $2 043 295        $2 079 123     $1 853 786     $1 838 408
------------------------------------------------------------------------------------------------------------------

For cash, cash equivalents and short-term investments, the carrying amount approximates fair value because of the short maturity of those instruments. The fair values of the Company's long-term investments, mainly debt securities in an external nuclear decommissioning fund, are estimated based on quoted market prices for those or similar investments. The fair value of NSP's long-term debt is estimated based on the quoted market prices for the same or similar issues, or the current rates for debt of the same remaining maturities and credit quality.

DERIVATIVES NRG has entered into forward foreign currency exchange contracts with counterparties to hedge certain exposures to currency fluctuations. Pursuant to these contracts, transactions have been executed that are designed to protect the economic value in U.S. dollars of selected known and anticipated NRG cash flows denominated in Australian dollars and German deutsche marks. As of Dec. 31, 1997, NRG had in place contracts with a notional value of $10 million to hedge foreign currency denominated known future cash flows. In addition, NRG has in place forward foreign currency exchange contracts with a net notional value of $8.6 million to hedge projected construction expenditures, which do not qualify for hedge accounting and consequently result in currency fluctuations that can affect earnings. The effect on 1997 earnings from these contracts was immaterial. The forward foreign currency exchange contracts terminate in 1998. If all of the contracts had been terminated at Dec. 31, 1997, $1.0 million would have been payable by NRG for currency exchange rate changes to date. Management believes NRG's exposure to credit risk due to nonperformance by the counterparties to its forward exchange contracts is not significant, based on the investment grade rating of the counterparties.

NRG also has two agreements in place, with a notional amount of $80 million, to fix the interest rate at a rate based on U.S. Treasury obligations for known future borrowings related to project investment commitments. If the agreements had been terminated at Dec. 31, 1997, $4.2 million would have been payable by NRG based on the underlying U.S. Treasury interest rate on that date.

EMI has entered into natural gas futures contracts in the notional amount of $23 million at Dec. 31, 1997. The original contract terms range from one month to two years. The contracts are intended to mitigate risk from fluctuations in the price of natural gas that will be required to satisfy sales commitments for future deliveries to customers in excess of EMI's natural gas reserves. EMI's futures contracts hedge $24 million in anticipated natural gas sales in 1998-1999. Margin balances of $3 million at Dec. 31, 1997, were maintained on deposit with brokers and recorded as cash and cash equivalents on NSP's balance sheet. The counterparties to the futures contracts are the New York Mercantile Exchange, investment banks and major gas pipeline operators. Management believes that the risk of nonperformance by these counterparties is not significant. If the contracts had been terminated at Dec. 31, 1997, $0.7 million would have been payable by EMI for natural gas price fluctuations to date.

NSP has two interest rate swap agreements with notional amounts totaling $220 million. These swaps were entered into in conjunction with first mortgage bonds. As summarized below, these agreements effectively convert the interest costs of these debt issues from fixed to variable rates based on the six-month London Interbank Offered Rate (LIBOR), with the rates changing semiannually.

                                                   Term of        Net Effective
                          Notional Amount           Swap       Interest Cost at
     Series               (millions of dollars)   Agreement     at Dec. 31, 1997
--------------------------------------------------------------------------------
5 1/2% Series due Feb. 1, 1999      $200             Maturity          5.49%
7 1/4% Series due March 1, 2023     $ 20        March 1, 1998          7.96%

Market risks associated with these agreements result from short-term interest rate fluctuations. Credit risk related to nonperformance of the counterparties is not deemed significant, but would result in NSP terminating the swap transaction and recognizing a gain or loss, depending on the fair market value of the swap. The interest rate swaps serve to hedge the market risk associated with fixed rate debt in a declining interest rate environment. This hedge is produced by the tendency for changes in the fair market value of the swap to be offset by changes in the present value of the liability attributable to the fixed rate debt issued in conjunction with the interest rate swaps. If the interest rate swaps had been discontinued on Dec. 31, 1997, $0.6 million would have been payable by the Company, while the present value of the related fixed rate debt was $0.6 million below carrying value.

LETTERS OF CREDIT NSP uses letters of credit to provide financial guarantees for certain operating obligations, including NSP workers' compensation benefits and ash disposal site costs, and EMI natural gas purchases, generally with terms of one year which are automatically renewed, unless prior written notice of cancellation is provided to NSP and the beneficiary by the issuing bank. In addition, NRG uses letters of credit for nonregulated equity commitments, as collateral for credit agreements, for fuel purchase and operating commitments and bids on development projects. At Dec. 31, 1997, letters of credit of $101 million were outstanding, of which $48 million related to NRG commitments. The contract amounts of these letters of credit approximate their fair value and are subject to fees competitively determined in the marketplace.

12. Joint Plant Ownership

The Company is a part owner of an 855-megawatt coal-fired electric generating unit, Sherburne County generating station unit No. 3 (Sherco 3), which began commercial operation Nov. 1, 1987. Undivided interests in Sherco 3 have been financed and are owned by the Company (59 percent) and Southern Minnesota Municipal Power Agency (41 percent). The Company is the operating agent under the joint ownership agreement. The Company's share of related expenses for Sherco 3 since commercial operations began are included in Utility Operating Expenses. The Company's share of the gross cost recorded in Utility Plant at Dec. 31, 1997 and 1996, was $603.9 million and $588.0 million, respectively. The corresponding accumulated provisions for depreciation were $196.2 million and $168.6 million.

13. Nuclear Obligations

FUEL DISPOSAL NSP is responsible for the temporary storage of used nuclear fuel from the Company's nuclear generating plants. Under a contract with the Company, the DOE is obligated to assume the responsibility for permanent storage or disposal of NSP's used nuclear fuel. The Company has been funding its portion of the DOE's permanent disposal program since 1981. Funding took place through an internal sinking fund until 1983, when the DOE began assessing fuel disposal fees under the Nuclear Waste Policy Act of 1982 based on a charge of 0.1 cent per kilowatt-hour sold to customers from nuclear generation. Fuel expense includes DOE fuel disposal assessments of $10.1 million, $11.3 million and $12.3 million in 1997, 1996 and 1995, respectively. The cumulative amount of such assessments paid by NSP to the DOE through Dec. 31, 1997, was approximately $250 million. Currently, it is not determinable if the amount and method of the DOE's assessments to all utilities will be sufficient to fully fund the DOE's permanent storage or disposal facility.

The Nuclear Waste Policy Act stipulated that the DOE execute contracts with utilities that require DOE to begin accepting spent nuclear fuel no later than Jan. 31, 1998. Accordingly, NSP has been providing, with regulatory and legislative approval, its own temporary on-site storage facilities at its Monticello and Prairie Island nuclear plants. In December 1996, the DOE notified commercial spent fuel owners of an anticipated delay in accepting used nuclear fuel by the required date of Jan. 31, 1998, and conceded that a permanent storage or disposal facility will not be available until at least 2010.

The Company and other affected parties have commenced lawsuits against the DOE to require the DOE to meet its statutory and contractual obligations, which can include damages for nonperformance. NSP and other utilities are currently analyzing claims against the DOE for the costs incurred as a result of the DOE's failure to meet its statutory and contractual obligations. With the dry cask storage facilities approved in 1994 for the Prairie Island nuclear generating plant, the Company believes it has adequate storage capacity to continue operation of its Prairie Island nuclear plant until at least 2007. The Monticello nuclear plant has storage capacity to continue operations until 2010. Storage availability to permit operation beyond these dates is not assured at this time. In the meantime, NSP is investigating all of its alternatives for used fuel storage until a DOE facility is available, including pursuing the establishment of a private facility for interim storage of used nuclear fuel as part of a consortium of electric utilities. If on-site temporary storage at NSP's nuclear plants reaches approved capacity, the Company could seek interim storage at this or another contracted private facility, if available.

Nuclear fuel expenses in 1997, 1996 and 1995 include about $4 million, $4 million and $5 million, respectively, for payments to the DOE for the decommissioning and decontamination of the DOE's uranium enrichment facilities. The DOE's initial assessment of $46 million to the Company was recorded in 1993. This assessment will be payable in annual installments from 1993-2008 and each installment is being amortized to expense on a monthly basis in the 12 months following each payment. The most recent installment paid in 1997 was $3.9 million; future installments are subject to inflation adjustments under DOE rules. The Company is obtaining rate recovery of these DOE assessments through the cost-of-energy adjustment clause as the assessments are amortized. Accordingly, the unamortized assessment of $38 million at Dec. 31, 1997, has been deferred as a regulatory asset and is reported under the caption Environmental Costs in Note 9.

PLANT DECOMMISSIONING Decommissioning of all Company nuclear facilities is planned for the years 2010-2022, using the prompt dismantlement method. The Company currently is following industry practice by ratably accruing the costs for decommissioning over the approved cost recovery period and including the accruals in Utility Plant---Accumulated Depreciation, as discussed in Note 1. Consequently, the total decommissioning cost obligation and corresponding asset currently are not recorded in NSP's financial statements. The FASB has proposed new accounting standards, which, if approved, would require the full accrual of nuclear plant decommissioning and certain other site exit obligations no sooner than 1999. Using Dec. 31, 1997, estimates, NSP's adoption of the proposed accounting would result in the recording of the total discounted decommissioning obligation of $698 million as a liability, with the corresponding costs capitalized as plant and other assets and depreciated over the operating life of the plant. The obligation calculation methodology proposed by the FASB is slightly different from the ratemaking methodology that derives the decommissioning accruals currently being recovered in rates, as discussed later. The Company has not yet determined the potential impact of the FASB's proposed changes in the accounting for site exit obligations other than nuclear decommissioning (such as costs of removal). However, the ultimate decommissioning and site exit costs to be accrued are the same under both methods and, accordingly, the effects of regulation are expected to minimize or eliminate any impact on operating expenses and results of operations from this future accounting change.

Consistent with cost recovery in utility customer rates, the Company records annual decommissioning accruals based on periodic site-specific cost studies and a presumed level of dedicated funding. Cost studies quantify decommissioning costs in current dollars. Since the costs are expected to be paid in 2010-2022, funding presumes that current costs will escalate in the future at a rate of 4.5 percent per year. The total estimated decommissioning costs that will ultimately be paid, net of income earned by external trust funds, is currently being accrued using an annuity approach over the approved plant recovery period. This annuity approach uses an assumed rate of return on funding, which is currently 6 percent (net of tax) for external funding and approximately 8 percent (net of tax) for internal funding.

The total obligation for decommissioning currently is expected to be funded approximately 82 percent by external funds and 18 percent by internal funds, as approved by the MPUC. Rate recovery of internal funding began in 1971 through depreciation rates for removal expense, and was changed to a sinking fund recovery in 1981. Contributions to the external fund started in 1990 and are expected to continue until plant decommissioning begins. Costs not funded by external trust assets, including accumulated earnings, will be funded through internally generated funds and issuance of Company debt or stock. The assets held in trusts as of Dec. 31, 1997, primarily consisted of investments in fixed income securities, such as tax-exempt municipal bonds and U.S. government securities, which mature in two to 26 years, and common stock of public companies. The Company plans to reinvest matured securities until decommissioning commences.

At Dec. 31, 1997, the Company has recorded and recovered in rates cumulative decommissioning accruals of $465 million. The following table summarizes the funded status of the Company's decommissioning obligation at Dec. 31, 1997:


(Thousands of dollars)                                                                            1997
---------------------------------------------------------------------------------------------------------
Estimated decommissioning cost obligation from most recent approved study (1993 dollars)         $750 824
Effect of escalating costs to 1997 dollars (at 4.5% per year)                                     144 548
---------------------------------------------------------------------------------------------------------
Estimated decommissioning cost obligation in current dollars                                      895 372
Effect of escalating costs to payment date (at 4.5% per year)                                     949 413
---------------------------------------------------------------------------------------------------------
Estimated future decommissioning costs (undiscounted)                                           1 844 785
Effect of discounting obligation (using risk-free interest rate)                               (1 147 177)
---------------------------------------------------------------------------------------------------------
Discounted decommissioning cost obligation                                                        697 608
External trust fund assets at fair value                                                          344 491
---------------------------------------------------------------------------------------------------------
Discounted decommissioning obligation in excess of assets currently held in external trust       $353 117
=========================================================================================================

Decommissioning expenses recognized include the following components:


(Thousands of dollars)                                                     1997       1996      1995
----------------------------------------------------------------------------------------------------
Annual decommissioning cost accrual reported as depreciation expense:
  Externally funded                                                     $33 178    $33 178   $33 178
  Internally funded (including interest costs)                            1 368      1 268     1 174
Interest cost on externally funded decommissioning obligation             7 690      5 246     5 966
Earnings from external trust funds                                       (7 690)    (6 294)   (5 620)
-----------------------------------------------------------------------------------------------------
Net decommissioning accruals recorded                                   $34 546    $33 398   $34 698
====================================================================================================

Decommissioning and interest accruals are included with the accumulated provision for depreciation on the balance sheet. Interest costs and trust earnings associated with externally funded obligations are reported in Other Utility Income and Deductions on the income statement.

The MPUC last approved a nuclear decommissioning study and related nuclear plant depreciation capital recovery request in April 1997, using cost data from the 1993 study. Although management expects to operate the Prairie Island units through the end of each unit's licensed life, the approved capital recovery would allow for the plant to be fully depreciated, including the accrual and recovery of decommissioning costs, in 2008, about six years earlier than the end of each unit's licensed life. The approved recovery period for Prairie Island has been reduced because of the uncertainty regarding used fuel storage, as discussed previously. The Company believes future decommissioning cost accruals will continue to be recovered in customer rates.

14. Commitments and Contingent Liabilities

CAPITAL COMMITMENTS NSP estimates utility capital expenditures, including acquisitions of nuclear fuel, will be $441 million in 1998 and $2.1 billion for 1998-2002. There also are contractual commitments for the disposal of used nuclear fuel. (See Note 13.)

As of Dec. 31, 1997, NRG is contractually committed to additional equity investments of approximately $35 million in 1998 and approximately $172 million for 1998-2002 for various international power generation projects. In addition, in 1996, NRG executed an agreement whereby NRG is obligated to provide to NRG Generating (U.S.) Inc. (NRGG), an unconsolidated affiliate of NRG, power generation investment opportunities in the United States over a three-year period. These projects must have in aggregate, over the three-year term, an equity value of at least $60 million or a minimum of 150 net megawatts. In addition, NRG has committed to finance NRGG's investment in the projects to the extent funds are not available to NRGG on comparable terms from other sources. As required by the agreement, NRG provided several investment opportunities to NRGG in 1997, and, as a result, NRGG purchased the Millennium project from NRG. NRGG financed the Millennium purchase from sources other than NRG.

LEGISLATIVE RESOURCE COMMITMENTS In 1994, the Minnesota Legislature established several energy resource and other commitments for NSP to obtain the Prairie Island temporary nuclear fuel storage facility approval. The commitments, which can be met by building, purchasing or, in the case of biomass, converting generation resources, are:

Power Type               Megawatts Required                Contract Deadline
----------------------------------------------------------------------------
 Wind                    100     (Additional)                  12/31/96
 Wind                    100     (Additional)                  12/31/98
 Wind                    200     (Additional)                  12/31/02
       Total Wind        400

 Biomass                  50     (Additional)                  12/31/98
 Biomass                  75     (Additional)                  12/31/98
                          --
       Total Biomass     125

The Company is complying with the requirements of these resource commitments as follows:

Power Type      Developer                         Megawatts    Operation Date
--------------------------------------------------------------------------------
Wind        Lake Benton Power Partners LLC (1)      107.25       June 1998   (2)
Wind        Northern Alternative Energy, Inc.        22.65       Oct. 1998   (2)
Wind        Lake Benton Power Partners II LLC       100.50        Mid-1999   (3)
Wind        Woodstock Wind Farm, LLC                 10.20       Oct. 1998   (2)
                                                   -------
   Total Wind                                       240.60


Biomass     Minnesota Valley Alfalfa Producers (4)   75.00     Dec. 2001     (5)
Biomass     District Energy St. Paul Inc.            25.00     Summer 2002   (6)
Biomass     Lindroc Energy                           25.00     Summer 2002   (6)
                                                   -------
   Total Biomass                                    125.00

(1)               Formerly Zond Minnesota Development Corporation II
(2)               Approved by MPUC
(3)               Selected after a competitive negotiation process
(4)               Formerly Minnesota Agri-Power Project
(5)               Agreement signed
(6)               Selected after a competitive bid process

In 1994, the Company received Minnesota legislative approval for additional on-site temporary storage facilities at NSP's Prairie Island plant, provided the Company satisfies certain requirements. Seventeen dry cask containers, each of which can store approximately one-half year's used fuel, were approved to become available. The first four casks were available in 1994. In late 1996, the MEQB certified that NSP has met the requirements necessary to use the sixth through ninth casks at the Prairie Island nuclear generating facility. The final eight casks become available in 1999 unless the above resource commitments are not met and the Minnesota Legislature revokes its approval. As of Dec. 31, 1997, the Company had loaded seven casks.

Other commitments established by the Legislature include a discount for low-income electric customers, required conservation improvement expenditures and various study and reporting requirements to a legislative electric energy task force. In 1995, the MPUC approved the Company's low-income discount programs in accordance with the statute. The Company has implemented programs to begin meeting the other legislative commitments. The Company's capital commitments, disclosed below, include the known effects of the 1994 Prairie Island legislation. The impact of the legislation on power purchase commitments and other operating expenses is not yet determinable.

GUARANTEES In 1997 and 1996, the Company sold a portion of its other receivables, consisting of energy loans made to customers, to a third party. The portion of the receivables sold consisted of customer loans to local government entities for energy efficiency improvements under various conservation programs offered by the Company. Under the sale agreements, the Company is required to guarantee repayment to the third party of the remaining loan balances. At Dec. 31, 1997, the outstanding balance of the loans was approximately $28 million. Based on prior collection experience of these loans, the Company believes that losses under the loan guarantees, if any, would have an immaterial impact on the results of operations.

LEASES Rentals under operating leases were approximately $32 million, $29 million and $27 million for 1997, 1996 and 1995, respectively. Future commitments under these leases generally decline from current levels.

FUEL CONTRACTS NSP has contracts providing for the purchase and delivery of a significant portion of its current coal, nuclear fuel and natural gas requirements. These contracts, which expire in various years between 1998 and 2013, require minimum purchases and deliveries of fuel, and additional payments for the right to purchase coal in the future. In total, NSP is committed to the minimum purchase of approximately $341 million of coal, $29 million of nuclear fuel and $291 million of natural gas and related transportation, or to make payments in lieu thereof, under these contracts. In addition, NSP is required to pay additional amounts depending on actual quantities shipped under these agreements. As a result of FERC Order 636, NSP has developed a mix of gas supply, transportation and storage contracts designed to meet its needs for retail gas sales. The contracts are with several suppliers and for various periods of time. Because NSP has other sources of fuel available and suppliers are expected to continue to provide reliable fuel supplies, risk of loss from nonperformance under these contracts is not considered significant. In addition, NSP's risk of loss, in the form of increased costs, from market price changes in fuel is mitigated through the cost-of-energy adjustment provision of the ratemaking process, which provides for recovery of nearly all fuel costs.

POWER AGREEMENTS The Company has executed several agreements with the Manitoba Hydro-Electric Board (MH) for hydroelectricity. A summary of the agreements is as follows:

                                                      Years        Megawatts
Participation Power Purchase                       1998-2005          500
Seasonal Diversity Exchanges:
   Summer exchanges from MH                        1998-2014          150
                                                   1998-2016          200
   Winter exchanges to MH                          1998-2014          150
                                                   1998-2015          200
                                                   2015-2017          400
                                                   2018               200

The cost of the 500-megawatt participation power purchase commitment is based on 80 percent of the costs of owning and operating the Company's Sherco 3 generating plant, adjusted to 1993 dollars. The future annual capacity costs for the 500-megawatt MH agreement is estimated to be approximately $55 million. There are no capacity payments for the diversity exchanges. These commitments to MH represent about 17 percent of MH's system capability in 1998 and account for approximately 10 percent of NSP's 1998 electric system capability. The risk of loss from nonperformance by MH is not considered significant, and the risk of loss from market price changes is mitigated through cost-of-energy rate adjustments.

The Company has an agreement with Minnkota Power Cooperative for the purchase of summer season capacity and energy. From 1998 through 2001, the Company will buy 150 megawatts of summer season capacity for $12 million annually. From 2002 through 2015, the Company will purchase 100 megawatts of capacity for $10 million annually. Under the agreement, energy will be priced at the cost of fuel consumed per megawatt-hour at the Coyote Generating Station in North Dakota. The Company also has a seasonal (summer) purchase power agreement with Minnesota Power for the purchase of 173 megawatts, including reserves, from 1998-2000.
The annual cost of this capacity will be approximately $2 million.

The Company has agreements with several nonregulated power producers to purchase electric capacity and associated energy. The 1998 cost of these commitments for nonregulated capacity is approximately $46 million for 360 megawatts of summer capacity. This commitment is expected to remain at this level until 2012, at which time it will decrease to approximately $39 million annually and then gradually decrease to approximately $26 million in the year 2027 due to the expiration of existing agreements.

NUCLEAR INSURANCE The Company's public liability for claims resulting from any nuclear incident is limited to $8.9 billion under the 1988 Price-Anderson amendment to the Atomic Energy Act of 1954. The Company has secured $200 million of coverage for its public liability exposure with a pool of insurance companies. The remaining $8.7 billion of exposure is funded by the Secondary Financial Protection Program, available from assessments by the federal government in case of a nuclear accident. The Company is subject to assessments of up to $79 million for each of its three licensed reactors to be applied for public liability arising from a nuclear incident at any licensed nuclear facility in the United States. The maximum funding requirement is $10 million per reactor during any one year.

The Company purchases insurance for property damage and site decontamination cleanup costs with coverage limits of $1.5 billion for each of the Company's two nuclear plant sites. The coverage consists of $500 million from Nuclear Mutual Limited (NML) and $1.0 billion from Nuclear Electric Insurance Limited (NEIL).

NEIL also provides business interruption insurance coverage, including the cost of replacement power obtained during certain prolonged accidental outages of nuclear generating units. Premiums billed to NSP from NML and NEIL are expensed over the policy term. All companies insured with NML and NEIL are subject to retrospective premium adjustments if losses exceed accumulated reserve funds. Capital has been accumulated in the reserve funds of NML and NEIL to the extent that the Company would have no exposure for retrospective premium assessments in case of a single incident under the business interruption and the property damage insurance coverages. However, in each calendar year, the Company could be subject to maximum assessments of approximately $4.6 million for business interruption insurance (five times the amount of its annual premium) and $19.0 million for property damage insurance (generally five times the amount of its annual premium) if losses exceed accumulated reserve funds.

ENVIRONMENTAL CONTINGENCIES Other long-term liabilities include an accrual of $34 million, and other current liabilities include an accrual of $6 million at Dec. 31, 1997, for estimated costs associated with environmental remediation. Approximately $31 million of the long-term liability and $4 million of the current liability relate to a DOE assessment for decommissioning a federal uranium enrichment facility, as discussed in Note 13. Other estimates have been recorded for expected environmental costs associated with manufactured gas plant sites formerly used by the Company, and other waste disposal sites, as discussed below.

These environmental liabilities do not include accruals recorded, and collected from customers in rates, for future nuclear fuel disposal costs or decommissioning costs related to the Company's nuclear generating plants. (See
Note 13 for further discussion.)

The Environmental Protection Agency (EPA) or state environmental agencies have designated the Company as a "potentially responsible party" (PRP) for 15 waste disposal sites to which the Company allegedly sent hazardous materials. Ten of these 15 sites have been remediated and, consistent with settlements reached with the EPA and other PRPs, the Company has paid $1.7 million for its share of the remediation costs. While these remediated sites will continue to be monitored, the Company expects that future remediation costs, if any, will be immaterial. Under applicable law, the Company, along with each PRP, could be held jointly and severally liable for the total remediation costs of PRP sites. Of the five unremediated sites, the total remediation costs are currently estimated to be approximately $11 million. If additional remediation is necessary or unexpected costs are incurred, the amount could be higher. The Company is not aware of the other parties' inability to pay, nor does it know if responsibility for any of the sites is in dispute. For these five sites, neither the amount of remediation costs nor the final method of their allocation among all designated PRPs has been determined. However, the Company has recorded an estimate of approximately $750,000 for its share of future costs for these five sites, including $700,000 that is expected to be paid in 1998. While it is not feasible to determine the ultimate impact of PRP site remediation at this time, the amounts accrued represent the best current estimate of the Company's future liability. It is the Company's practice to vigorously pursue and, if necessary, litigate with insurers to recover incurred remediation costs whenever possible. Through litigation, the Company has recovered a portion of the remediation costs paid to date. Management believes remediation costs incurred, but not recovered, from insurance carriers or other parties should be allowed recovery in future ratemaking. Until the Company is identified as a PRP, it is not possible to predict the timing or amount of any costs associated with sites, other than those discussed above.

The Wisconsin Company potentially may be involved in the cleanup and remediation at four sites. Three sites are solid and hazardous waste landfill sites in Eau Claire, Rice Lake and Amery, Wis. The Wisconsin Company contends that it did not dispose of hazardous wastes in these landfills during the time period in question. Because neither the amount of cleanup costs nor the final method of their allocation among all designated PRPs has been determined, it is not feasible to predict the outcome of these matters at this time. The Wisconsin Department of Natural Resources (WDNR) named the Wisconsin Company as one of three Responsible Parties for creosote and coal tar contamination at a fourth site in Ashland, Wis. WDNR's consultant is preparing a remedial option study for the entire Ashland site, which includes the Wisconsin Company's portion and two other adjacent portions. Until this study is completed and more information is known concerning the extent of the final remediation required by the WDNR, the remediation method selected, the related costs, the various parties involved, and the extent of the Wisconsin Company's responsibility, if any, for sharing the costs, the ultimate cost to the Wisconsin Company and timing of any payments related to the Ashland site are not determinable. At Dec. 31, 1997, the Company had recorded an estimated liability of $880,000 for future remediation costs associated with the Wisconsin Company-owned portion of the Ashland site. Through Dec. 31, 1997, the Wisconsin Company has incurred approximately $646,000 in actual expenditures to date. Based on a recent Public Service Commission of Wisconsin decision to allow recovery of incremental costs incurred for this site beginning in 1997, the Wisconsin Company has recorded a regulatory asset for the accrued and actual expenditures related to the Ashland site. The ultimate cleanup and remediation costs at the Eau Claire, Amery, Rice Lake and Ashland sites and the extent of the Wisconsin Company's responsibility, if any, for sharing such costs are not known at this time, but may be significant.

The Company also is continuing to investigate various properties, which it presently or previously owned. The properties were formerly sites of gas manufacturing, gas storage plants or gas pipelines. The purpose of this investigation is to determine if waste materials are present, if they are an environmental or health risk, if the Company has any responsibility for remedial action and if recovery under the Company's insurance policies can contribute to any remediation costs. The Company has already remediated one site, which continues to be monitored. The Company has paid $2.5 million to remediate this site and expects to incur in the future only immaterial monitoring costs related to this remediated site. Another 14 gas sites remain under investigation, and the Company is actively taking remedial action at four of the sites. In addition, the Company has been notified that two other sites eventually will require remediation, and a study was initiated in 1996 to determine the cost and method of cleanup at these two sites, which began in 1997. As of Dec. 31, 1997, the Company has paid $8.1 million for the six active sites and has recorded an estimated liability of approximately $3.0 million for future costs, with payment expected over the next 10 years. This estimate is based on prior experience and includes investigation, remediation and litigation costs. As for the eight inactive sites, no liability has been recorded for remediation or investigation because the present land use at each of these sites does not warrant a response action. While it is not feasible to determine at this time the ultimate costs of gas site remediation, the amounts accrued represent the best current estimate of the Company's future liability for any required cleanup or remedial actions at these former gas operating sites. Environmental remediation costs may be recovered from insurance carriers, third parties, or in future rates. The MPUC allowed the Company to defer certain remediation costs of four active sites in 1994 and the Company requested, in its December 1997 gas rate case, recovery of these accumulated costs. In January 1998, the MPUC allowed the recovery of these gas site remediation costs in the interim gas rates that went into effect in February 1998. Accordingly, the Company has recorded an environmental regulatory asset for these costs (see Note 9). The Company may request recovery of costs to remedy the other two active sites following the completion of preliminary investigations.

The Clean Air Act, including the Amendments of 1990 (the Clean Air Act), calls for reductions in emissions of sulfur dioxide and nitrogen oxides from electric generating plants. These reductions, which will be phased in, began in 1995. The majority of the rules implementing this complex legislation have been finalized. NSP has invested significantly over the years to reduce sulfur dioxide emissions at its plants. No additional capital expenditures are anticipated to comply with the sulfur dioxide emission limits of the Clean Air Act. NSP is still evaluating how best to implement the nitrogen oxides standards. The Company's capital expenditures include some costs for ensuring compliance with the Clean Air Act's other emission requirements; other expenditures may be necessary upon EPA's finalization of remaining rules. Because NSP is still in the process of implementing some provisions of the Clean Air Act, its total financial impact is unknown at this time. Capital expenditures for opacity compliance are considered in the capital expenditure commitments disclosed previously. The depreciation of these capital costs will be subject to regulatory recovery in future rate proceedings.

Several of NSP's facilities have asbestos-containing material, which represents a potential health hazard to people who come in contact with it. Governmental regulations specify the timing and nature of disposal of asbestos-containing materials. Under such requirements, asbestos not readily accessible to the environment need not be removed until the facilities containing the material are demolished. Although the ultimate cost and timing of asbestos removal is not yet known, it is estimated that removal under current regulations would cost $45 million in 1997 dollars. Depending on the timing of asbestos removal, such costs would be recorded as incurred as operating expenses for maintenance projects, capital expenditures for construction projects, or removal costs for demolition projects.

Environmental liabilities are subject to considerable uncertainties that affect NSP's ability to estimate its share of the ultimate costs of remediation and pollution control efforts. Such uncertainties involve the nature and extent of site contamination, the extent of required cleanup efforts, varying costs of alternative cleanup methods and pollution control technologies, changes in environmental remediation and pollution control requirements, the potential effect of technological improvements, the number and financial strength of other potentially responsible parties at multi-party sites and the identification of new environmental cleanup sites. NSP has recorded and/or disclosed its best estimate of expected future environmental costs and obligations, as discussed previously.

LEGAL CLAIMS In the normal course of business, NSP is a party to routine claims and litigation arising from prior and current operations. NSP is actively defending these matters and has recorded an estimate of the probable cost of settlement or other disposition.

15. Segment Information


                                                                  Year Ended December 31
                                                        ---------------------------------------
(Thousands of dollars)                                     1997              1996          1995
-----------------------------------------------------------------------------------------------
Utility operating income before income taxes
  Electric                                                $456 489       $469 321      $444 687
  Gas                                                       50 122         58 133        48 340
-----------------------------------------------------------------------------------------------
   Total utility operating income before income taxes     $506 611       $527 454      $493 027
===============================================================================================

Utility depreciation and amortization
  Electric                                                $299 226       $279 828      $266 231
  Gas                                                       26 654         26 604        23 953
-----------------------------------------------------------------------------------------------
   Total utility depreciation and amortization            $325 880       $306 432      $290 184
===============================================================================================

Utility capital expenditures
  Electric                                                $305 292       $323 532      $317 750
  Gas                                                       71 386         42 225        37 215
  Common                                                    19 927         20 898        31 057
-----------------------------------------------------------------------------------------------
   Total utility capital expenditures                     $396 605       $386 655      $386 022
===============================================================================================

Identifiable utility assets
  Electric                                              $4 845 306     $4 735 330    $4 751 650
  Gas                                                      675 030        649 218       600 738
-----------------------------------------------------------------------------------------------
   Total identifiable utility assets                    $5 520 336     $5 384 548    $5 352 388
Other corporate assets *                                 1 623 730      1 252 352       876 197
-----------------------------------------------------------------------------------------------
   Total assets                                         $7 144 066     $6 636 900    $6 228 585
===============================================================================================

* Includes equity investments for nonregulated energy projects outside of the United States of $517 million in 1997, $295 million in 1996 and $185 million in 1995.

Note:  The gas utility segment includes Viking.

16. Summarized Quarterly Financial Data (Unaudited)


                                                                            Quarter Ended
------------------------------------------------------------------------------------------------------------------
(Thousands of dollars)                       March 31, 1997      June 30, 1997*  Sept. 30,1997       Dec. 31, 1997*
------------------------------------------------------------------------------------------------------------------
Utility operating revenues                         $742 496           $594 323        $697 443             699 484
Utility operating income                             88 456             65 586         118 540              89 174
Net income                                           65 773             18 253          87 912              65 382
Earnings available for common stock                  61 816             15 882          85 541              63 010
Earnings per average common share:
Basic                                                 $0.90              $0.23           $1.23               $0.85
Assuming dilution                                     $0.90              $0.23           $1.23               $0.85
Dividends declared per common share                  $0.690             $0.705          $0.705              $0.705
Stock prices---high                                 $49 1/8                $52       $52 15/16             $58 7/8
            ---low                                  $45 1/2            $44 1/2             $48            $48 7/16

                                                                            Quarter Ended
------------------------------------------------------------------------------------------------------------------
(Thousands of dollars)                       March 31, 1996      June 30, 1996  Sept. 30, 1996       Dec. 31, 1996
------------------------------------------------------------------------------------------------------------------
Utility operating revenues                         $718 709           $592 258        $633 258            $709 981
Utility operating income                             89 277             70 801         105 456             100 510
Net income                                           67 210             43 382          84 239              79 708
Earnings available for common stock                  64 149             40 321          81 178              76 646
Earnings per average common share:
  Basic                                               $0.94              $0.59           $1.18               $1.12
  Assuming dilution                                   $0.94              $0.59           $1.18               $1.11
Dividends declared per common share                  $0.675             $0.690          $0.690              $0.690
Stock prices---high                                 $53 3/8            $49 5/8         $49 3/4             $49 1/8
            ---low                                  $47 5/8            $45 1/2         $44 1/2             $45 1/2


* 1997 results include two nonrecurring items: a $29 million pretax charge, which reduced second quarter earnings by 25 cents per share, for the write-off of merger costs; and a $9 million pretax charge, which reduced fourth quarter earnings by 8 cents per share, for the write-down of an NRG cogeneration project.

REPORTS OF MANAGEMENT AND INDEPENDENT ACCOUNTANTS

REPORT OF MANAGEMENT

Management is responsible for the preparation and integrity of NSP's financial statements. The financial statements have been prepared in accordance with generally accepted accounting principles and necessarily include some amounts that are based on management's estimates and judgment.

To fulfill its responsibility, management maintains a strong internal control structure, supported by formal policies and procedures that are communicated throughout NSP. Management also maintains a staff of internal auditors who evaluate the adequacy of and investigate the adherence to these controls, policies and procedures.

Our independent public accountants have audited the financial statements and have rendered an opinion as to the statements' fairness of presentation, in all material respects, in conformity with generally accepted accounting principles. During the audit, they obtained an understanding of NSP's internal control structure, and performed tests and other procedures to the extent required by generally accepted auditing standards.

The Board of Directors pursues its oversight role with respect to NSP's financial statements through the Audit Committee, which is comprised solely of nonmanagement directors. The Committee meets periodically with the independent public accountants, internal auditors and management to assure that all are properly discharging their responsibilities. The Committee approves the scope of the annual audit and reviews the recommendations the independent public accountants have for improving the internal control structure. The Board of Directors, on the recommendation of the Audit Committee, engages the independent public accountants, subject to shareholder approval.

Both the independent public accountants and the internal auditors have unrestricted access to the Audit Committee.


/s/
James J. Howard
Chairman of the Board, President
and Chief Executive Officer


/s/
Edward J. McIntyre
Vice President and Chief
Financial Officer




NORTHERN STATES POWER COMPANY
MINNEAPOLIS, MINNESOTA
FEB. 2, 1998

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE SHAREHOLDERS OF NORTHERN STATES POWER COMPANY:

In our opinion, the accompanying consolidated balance sheets and statements of capitalization and the related consolidated statements of income, of common stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Northern States Power Company, a Minnesota corporation, and its subsidiaries at Dec. 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended Dec. 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/
PRICE WATERHOUSE LLP
MINNEAPOLIS, MINNESOTA
FEB. 2, 1998